As filed with the Securities and Exchange Commission on November 15, 2001
                                                      Registration No. 333-60938

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                     --------------------------------------
                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                     --------------------------------------

                               ENDOVASC LTD., INC.
        (Exact name of small business Issuer as specified in its charter)

            NEVADA                  76-0512500                    2836
(State or other jurisdiction     (I.R.S. Employer          (Primary Standard
     of incorporation or          Identification       Industrial Classification
        organization)                 Number)                 Code Number)


                                15001 WALDEN ROAD
                                    SUITE 108
                             MONTGOMERY, TEXAS 77356
                                 (936) 448-2222
          (Address and telephone number of principal executive offices)

                              MR. DAVID P. SUMMERS
                                15001 WALDEN ROAD
                                    SUITE 108
                             MONTGOMERY, TEXAS 77356
                                 (936) 448-2222
            (Name, address and telephone number of agent for service)

                        Copies of all communications to:

                            RICHARD A. FRIEDMAN, ESQ.
                     SICHENZIA, ROSS, FRIEDMAN & FERENCE LLP
                              135 WEST 50TH STREET
                            NEW YORK, NEW YORK 10022
                          TELEPHONE NO.: (212) 664-1200
                          FACSIMILE NO.: (212) 664-7329

                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
                ------------------------------------------------
   FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT IN
                  LIGHT OF MARKET CONDITIONS AND OTHER FACTORS.


     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

     Pursuant to Rule 429 promulgated under the Securities Act of 1933, the enclosed prospectus constitutes a combined prospectus also relating to an aggregate of up to $589,000 shares of our common stock that were previously registered for sale in a Registration Statement on Form SB-2, Registration No. 333-68376. As such, this prospectus also constitutes post-effective amendment no. 1 to the Registration Statement on Form SB-2, Registration No. 333-68376, which shall hereafter become effective concurrently with the effectiveness of this post-effective amendment no. 1 to the Registration Statement in accordance with Section 8(c) of the Securities Act of 1933.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Preliminary Prospectus Subject to Completion, Dated _____, 2001

                              ENDOVASC, LTD., INC.

                        26,565,592 SHARES OF COMMON STOCK
                                       AND
               UP TO AN ADDITIONAL $589,000 WORTH OF COMMON STOCK


     This prospectus relates to the resale by the selling stockholder of up to 26,565,592 shares of our common stock and up to an additional $589,000 worth of our common stock. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. The selling stockholder is deemed an underwriter of the shares of common stock which they are offering.

     We will not receive any proceeds from the sale of shares by the selling stockholder. However, we will receive proceeds upon the exercise of any warrants that may be exercised by the selling stockholder.

     Our common stock is quoted on the Over-the-Counter Bulletin board under the symbol "ENDV." On October 25, 2001, the closing price of our common stock was $0.041 per share.



--------------------------------------------------------------------------------


      THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK.  SEE THE "RISK FACTORS"
                              BEGINNING ON PAGE 5.

--------------------------------------------------------------------------------


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS COMPLETE OR ACCURATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------

                                TABLE OF CONTENTS



SECTION                                                              PAGE NUMBER
-------                                                              -----------

Prospectus Summary. . . . . . . . . . . . . . . . . . . . . . . . .      3
Risk Factors. . . . . . . . . . . . . . . . . . . . . . . . . . . .      5
Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . .      8
Market For Securities . . . . . . . . . . . . . . . . . . . . . . .      8
Dividend Policy . . . . . . . . . . . . . . . . . . . . . . . . . .      8
Management's Discussion and
     Analysis of Financial Condition and Results of Operations. . .      9
Business. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      11
Management. . . . . . . . . . . . . . . . . . . . . . . . . . . . .      16
Executive Compensation Table. . . . . . . . . . . . . . . . . . . .      18
Principal Stockholders. . . . . . . . . . . . . . . . . . . . . . .      20
Certain Transactions. . . . . . . . . . . . . . . . . . . . . . . .      21
Description of Securities . . . . . . . . . . . . . . . . . . . . .      22
Shares Eligible for Future Sale . . . . . . . . . . . . . . . . . .      24
Selling stockholder . . . . . . . . . . . . . . . . . . . . . . . .      25
Plan of Distribution. . . . . . . . . . . . . . . . . . . . . . . .      26
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      27
Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . .      27
Index to Financial Statements . . . . . . . . . . . . . . . . . . .      F-1

                               PROSPECTUS SUMMARY

     We develop, market and license biopharmaceutical products, particularly liposomal drug delivery methods, for the human healthcare industry. We develop microscopic cell-like spheres, liposomes, to entrap and protect drugs from degradation in the blood stream and deliver drugs to their intended target for controlled and efficient administration.

     Our current product development focuses on two technologies - Liprostin(TM) and Nicotine Receptor Agonist. Our Liprostin technology is a Prostaglandin E-1 delivery system for lung and heart related medical applications. Our Nicotine Receptor Agonist technology promotes blood vessel growth intended for use in various biological applications. Our products are in the process of clinical testing and have not been approved for general sales. Consequently, we have not generated revenues and have historically operated with significant losses. We intend to develop several medical treatment product lines based on these two technologies.

THE  OFFERING

Common stock outstanding before
this offering . . . . . . . . . . .  We have 58,528,651 shares of common stock outstanding prior to this offering.

Common stock offered by the
    selling stockholders . . . . .   Up to 26,565,592 shares of common stock and up to an additional $589,000 worth of our common stock

Common stock outstanding after this
Offering . . . . . . . . . . . . .   Up to 100,000,000 shares at current market prices.

Use of proceeds . . . . . . . . . .  We will not receive any proceeds from the sale of securities by the selling stockholders.


Risk factors . . . . . . . . . . .   Investing in these securities involves a high degree of risk and immediate and substantial dilution of your investment.  As an investor, you should be able to bear a complete loss of your investment.  See "Risk Factors" and "Dilution" for a more detailed discussion.


Forward-looking statements . . . .   This prospectus contains forward-looking statements that address, among other things, our expansion and acquisition strategy, business development, use of proceeds, projected capital expenditures, liquidity, and our development of additional revenue sources.  The forward-looking statements are based on our current expectations and are subject to risks, uncertainties and assumptions.  We base these forward-looking statements on information currently available to us, and we assume no obligation to update them. Our actual results may differ materially from the results anticipated in these forward-looking statements, due to various factors.

SUMMARY FINANCIAL DATA

     The information set forth below for the years ended June 30, 2001 and 2000, which is derived from the audited financial statements, should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements, including the notes thereto and other financial information, appearing elsewhere in this registration statement.


STATEMENT OF OPERATIONS DATA
(In thousands, except share data)

                                               THREE MONTHS ENDED
                                                 SEPTEMBER 30
                                           2001                 2000
                                     -----------------  -----------------
(UNAUDITED)
Total Income                         $           246    $             -
Net loss                                        (575)              (586)
Basic net
  loss per share                               (0.01)             (0.05)
Diluted net
  loss per share                               (0.01)             (0.05)



BALANCE SHEET DATA

                                          SEPTEMBER 30, 2001
                                          ------------------

Total assets                                         $  618
Working capital deficit                                (359)
Total liabilities                                     1,119
Total stockholders' deficit                            (501)

                                  RISK FACTORS

     Investing in our securities will provide you with an equity ownership
interest in Endovasc.   As one of our shareholders, your investment will be
subject to risks inherent in our business. If any of the following risks actually occur, our business could be harmed. In that event, the trading price of our shares might decline, and you could lose all or part of your investment. You should carefully consider the following factors as well as other information contained in this prospectus before deciding to invest in shares of our securities.

RISKS  RELATING  TO  OUR  BUSINESS:

We have a history of losses, which may continue, requiring us to seek additional sources of capital, which may not be available, requiring us to curtail or cease operations.

     We incurred net losses of $(2,842,000) for our fiscal year ended June 30, 2001 and $(575,000) for the three months ended September 30, 2001. We cannot assure you that we can achieve or sustain profitability on a quarterly or annual basis in the future. If revenues grow more slowly than we anticipate, or if operating expenses exceed our expectations or cannot be adjusted accordingly, we will continue to incur losses. In addition, we may require additional funds to sustain and expand our sales and marketing activities, research and development, and our strategic alliances, particularly if a well-financed competitor emerges or if there is a rapid technological shift in the telecommunications industry. There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all. The inability to obtain sufficient funds from operations or external sources would require us to curtail or cease operations.

The Failure To Manage Our Growth In Operations And Hire Additional Qualified Employees Could Result In Additional Losses And Lower Revenue.

     The expected growth of our operations place a significant strain on our current management resources. To manage this expected growth, we will need to improve our:

     -    transaction processing methods;
     -    operations and financial systems;
     -    procedures and controls; and
     -    training and management of our employees.

Competition for personnel is intense, and we cannot assure stockholders that we will be able to successfully attract, integrate or retain sufficiently qualified personnel. Our failure to attract and retain the necessary personnel or to effectively manage our employee and operations growth could result in additional losses and lower revenue.

We Have Tangible Net Worth Deficit And A Going-Concern Qualification In Our Certifying Accountant's Financial Statement Report, Either Or Both Of Which May Make Capital Raising More Difficult And May Require Us To Scale Back Or Cease Operations.

     We have a net worth deficit as of our latest balance sheet date. This deficit indicates that we will be unable to meet our future obligations unless additional funding sources are obtained. To date we have been able to obtain funding and meet our obligations in a timely manner. However, if in the future we are unsuccessful in attracting new sources of funding then we will be unable to continue in business. In addition, the report of our auditors includes a going concern qualification which indicates an absence of obvious or reasonably assured sources of future funding that will be required by us to maintain ongoing operations. To date we have successfully funded Endovasc by attracting additional equity investments and small issues of debt. We believe that our ongoing efforts will continue to successfully fund operations until positive cash flow is attained. However, there is no guarantee that our efforts will be able to attract additional necessary equity and/or debt investors. If we are unable to obtain this additional funding, we may not be able to continue operations.

Existing or Potential Markets May Not Accept our Products and We May Experience an Inability to Generate Revenue or Profits.

     Our success depends significantly on obtaining and increasing penetration of existing and new markets and the acceptance of our products in these markets. Our products may not achieve or maintain market acceptance. We also may not be successful in increasing our market share with respect to any of our current products. Market acceptance will depend, in large part, upon our ability to educate consumers, health care providers and other institutional end users as to the distinctive characteristics and benefits of our products. If we fail to achieve significant market acceptance of our preventative products, we would not generate sufficient revenues, lose revenues or make a profit in the future.

We Depend On Dr. David Summers for our Success and the Loss of Mr. Summers Could Limit our Success.

     Our success depends on the continuing services of Dr. David Summers, our
Chief Executive Officer.   The loss of Dr. Summers could have a material and
adverse effect on our operations. Our success also depends on our ability to attract and retain qualified scientific, engineering, manufacturing, sales, marketing, and management personnel. We believe that our industry's employment market is highly competitive. We cannot assure our success in attracting and retaining key personnel for our operations. Our inability to attract and retain key personnel may materially and adversely affect our operations.

We Have No Internal Manufacturing Capability and Depend Heavily Upon Third Party Suppliers, and the Inability or Unwillingness of These Third Parties to Supply our Products Could Result in Interruptions of our Product Supply Capability and a Loss of Customers and Revenues.

     Upon commercial distribution of our products, if any, third-party contract manufacturers may affect large-scale production of our products. We cannot assure the availability of third-party manufacturers that meet governmental regulatory standards for the manufacture of our products, or that an agreement with them will be available on terms acceptable to us. Our potential dependence on third-party manufacturers may cause fluctuations in product revenues, based on their ability to manufacture our products according to our specifications and production requirements. Our inability to enter into agreements with third-party distributors or agents and our dependence on their manufacture of our product may materially and adversely affect our operations.

We Have Limited Sales, Marketing and Distribution Capabilities and Rely Extensively On Third Parties to Market and Distribute our Product. The Failure or Unwillingness of These Parties to Market our Products Could Limit our Ability to Generate Revenues or Profits.

     We rely extensively on third party manufacturers' sales representatives and on marketing and distribution companies to market and distribute our products. Accordingly, sales of our products depend largely on the strength and financial condition of others, the expertise and relationships of our manufacturers' sales representatives, marketers and distributors with customers, and the interest of these parties in selling and marketing our products. Our manufacturers' sales representatives and marketing and distribution parties also sell, market and distribute the products of other companies. If we do not generate substantial sales through our manufacturers' sales representatives and distributors, we may not generate sufficient revenues and profits. If our relationships with our third party manufacturers' sales representatives and our marketing and distribution partners were to terminate, we would need to develop relationships with other third parties or substantially increase our own sales and marketing forces. To develop sales and marketing forces internally would require significant cash and other resources and could cause delays or interruptions in our product supply to customers. This could result in the loss of significant sales or customers and limit our ability to become profitable.

RISKS RELATING TO OUR CURRENT FINANCING AGREEMENT:

There are a Large Number of Shares Underlying our Convertible Note, and Warrants That May be Available for Future Sale and the Sale of These Shares May Depress the Market Price of our Common Stock.

     As of October 25, 2001, we have 58,528,651 shares of common stock issued and outstanding and a convertible promissory note outstanding that may be converted into 39,995,349 hares of common stock at current market prices, and outstanding warrants to purchase 1,476,000 shares of common stock. In addition, the number of shares of common stock issuable upon conversion of the outstanding convertible note may increase if the market price of our stock declines. All of the shares, including all of the shares issuable upon conversion of the note and upon exercise of our warrants, may be sold without restriction. The sale of these shares may adversely affect the market price of our common stock.

The Issuance Of Shares Upon Conversion Of The Convertible Note And Exercise Of Outstanding Warrants May Cause Immediate And Substantial Dilution To Our Existing Stockholders.

     The issuance of shares upon conversion of the convertible note and exercise of warrants may result in substantial dilution to the interests of other stockholders since the selling stockholder may ultimately convert and sell the full amount issuable on conversion. Although the selling stockholder may not convert their convertible note and/or exercise their warrants if such conversion or exercise would cause them to own more than 4.99% of our outstanding common stock, this restriction does not prevent the selling stockholder from converting and/or exercising some of their holdings and then converting the rest of their holdings. In this way, the selling stockholder could sell more than this limit while never holding more than this limit. There is no upper limit on the number of shares that may be issued which will have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock, including investors in this offering.

RISKS RELATING TO OUR STOCK:

The Lack of a Mature Trading Market for our Common Stock May Cause our Stock Price to Decline Significantly and Limit the Liquidity of our Common Stock.

     We do not meet the listing requirements for the listing or quotation of our common stock on any national or regional securities exchange or on Nasdaq. Currently, our common stock is traded on the Over-The-Counter Bulletin Board. As a result, accurate current quotations as to the value of our common stock are unavailable making it more difficult for investors to dispose of our common stock. The lack of current quotations and liquidity can cause our stock price to decline or to trade lower than the prices that might prevail if our securities were listed or quoted on an exchange or on Nasdaq.

Our Common Stock is Subject to the "Penny Stock" Rules of the SEC and the Trading Market in our Securities is Limited, Which Makes Transactions in our Stock Cumbersome and May Reduce the Value of an Investment in our Stock.

     Since our common stock is not listed or quoted on any exchange or on Nasdaq, and no other exemptions currently apply, trading in our common stock on the Over-The-Counter Bulletin Board is subject to the "penny stock" rules of the SEC. These rules require, among other things, that any broker engaging in a transaction in our securities provide its customers with a risk disclosure document, disclosure of market quotations, if any, disclosure of the compensation of the broker and its salespersons in the transaction, and monthly account statements showing the market values of our securities held in the customer's accounts. The brokers must provide bid and offer quotations and compensation information before making any purchase or sale of a penny stock and also provide this information in the customer's confirmation. Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

                                 USE OF PROCEEDS

     This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholder of our company. There will be no proceeds to our company from the sale of shares of common stock in this offering, except upon the exercise of warrants.

                              MARKET FOR SECURITIES

     Our common stock trades on the Over-The-Counter Bulletin Board under the
symbol "ENDV".    The following table sets forth the range of high and low
closing prices for our common stock for each quarter indicated, as reported on the Over-The-Counter Bulletin Board. The quotations represent inter-dealer prices without retail markup, markdown or commission, and may not necessarily represent actual transactions.


               DATE                               HIGH   LOW
               ----                              -----  ----

               1st Quarter - 1998                     *     *
               2nd Quarter - 1998                     *     *
               3rd Quarter - 1998                     6   .38
               4th Quarter - 1998                  1.50   .38

               1st Quarter - 1999                  1.00   .19
               2nd Quarter - 1999                   .88   .38
               3rd Quarter - 1999                   .63   .13
               4th Quarter - 1999                   .30   .06

               1st Quarter - 2000                 15.00   .10
               2nd Quarter - 2000                  4.00  1.20
               3rd Quarter - 2000                  2.25  0.75
               4th Quarter - 2000                   .88  0.16

               1st Quarter - 2001                  0.40  0.16
               2nd Quarter - 2001                  0.18  0.06


     -    No bids or trades reported


As of June 30, 2001, we had approximately 4,600 record and beneficial stockholders


                                    DIVIDENDS

Holders of our common stock are entitled to receive such dividends as may be declared by our board of directors. No dividends on our common stock have ever been paid, and we do not anticipate that dividends will be paid on our common stock in the next fiscal year. Our ability to pay dividends on common stock may be limited by agreements with institutional lenders or others.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

     The statements contained in this Form 10-Q that are not historical are forward-looking statements, including statements regarding the Company's expectations, intentions, beliefs or strategies regarding the future. Forward-looking statements include the Company's statements regarding liquidity, anticipated cash needs and availability and anticipated expense levels. All forward-looking statements included in this Report are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statement. It is important to note that the Company's actual results could differ materially from those in such forward-looking statements. Additionally, the following discussion and analysis should be read in conjunction with the Financial Statements and notes thereto appearing in our annual report filed in Form 10-KSB for the period ending June 30, 2001.

OVERVIEW
--------

     The Company is in the research and development stage and has had limited operating revenues since its inception on June 10, 1996. From June 10, 1996 through September 30, 2001, the Company had an accumulated deficit of $9,332,000.

     Our research and development efforts are focused on our core product - Liprostin(TM). We are conducting clinical trial testing of Liprostin(TM) to obtain the approval of the U.S. Food and Drug Administration (FDA) for sale of Liprostin(TM) in the United States. Phase I clinical trials to test the product's safety and tolerance levels using a small group of healthy subjects, as well as providing information about the product's effectiveness and dosage levels was successfully completed in January 2001. With this success, the Company has decided to proceed to Phase III clinical trials, as had been suggested by the FDA in late 1999. An IND and protocol for a Phase III randomized, multicenter study of Liprostin(TM) in conjunction with percutaneous transluminal angioplasty in patients with critical limb ischemia was filed with the FDA in August 2001. Also, the Company filed an Orphan Drug Application with the FDA in July 2001. Orphan Drug is a designation by the FDA to indicate a therapy developed to treat a rare disease (one which afflicts a U.S. population of less than 200,000 people). Because there are few financial incentives for drug companies to develop therapies for diseases that afflict so few people, the U.S. government offers additional incentives to drug companies that develop these drugs, which include: 1) eligibility for an FDA grant of up to $300,000 per year for a maximum of 3 years; 2) a tax credit equal to 50% of the qualified clinical testing expenses for the taxable year in which the clinical study(s) are conducted; and most importantly, 3) a 7 year exclusivity to market the drug as adjunct treatment for the rare disease. We expect to complete Phase III clinical trials by late 2004.

     In addition, we are conducting feasibility studies with prospective strategic partners to find practical collaborative products that incorporate Liprostin with other technologies. We intend to develop new uses for our core product Liprostin, including applications to hip or bone prostheses, cancer treatment, inflammatory disease, liver disease and wound healing.

     We have successfully completed preclinical trials in rabbits for our Nicotine Receptor Agonist at Stanford University, and have initiated animal studies in dogs and pigs at Columbia University to continue safety and efficacy studies of this technology. We are currently developing this technology for use in treatment of peripheral occlusive arterial disease, in addition to other applications.

     We successfully completed a feasibility study of our stent coating technology using our patented Prostaglandin E1 with a major medical device manufacturer in early 2001. We have continued that work with other medical device companies, as well.

RESULTS OF OPERATIONS
---------------------

THREE MONTH PERIOD ENDED SEPTEMBER 30, 2001 AND 2000
----------------------------------------------------

     During the three months ended September 30, 2001, the Company had total revenues of $246,835 compared with no revenue for the three months ended September 30, 2000. The increase relates to revenue to be received from an external research agreement with another company entered into in July 2001 whereby the Company is to receive assistance from this company in funding its research and development costs related to its Nicotine Receptor Agonist.

     During the three months ended September 30, 2001 and 2000, administrative and operating expenses were $384,335 and $237,137, respectively. The increase in costs and operating expenses is primarily due to an increase in facilities cost, personnel and overhead as rent and other costs increased. Financing costs and legal fees associated with securing the convertible debentures were also expensed during the three months ended September 30, 2001.

     Research and development costs totaled $261,259 during the three months ended September 30, 2001, compared to $318,600 during the three months ended September 30, 2000. This decrease of $57,341 was related to the lower cost of materials, labor and travel connected to the initiation of the animal study at Columbia University with NRA, the Phase II clinical studies and preparation with Liprostin(TM) and the ongoing, in-house projects for medicinally coated vascular stents and a biodegradable resorbable stent.

     Interest expense increased from $33,000 during the three months ended September 30, 2000 to $177,000 during the three months ended September 30, 2001. This increase is a result of the cost of the beneficial conversion feature related to the convertible debentures recorded during the three months ended September 30, 2001.

FISCAL YEAR ENDED JUNE 30, 2001 AND 2000
----------------------------------------

     During the fiscal year ended June 30, 2001, the Company's net revenues increased to $75,000 compared with revenues of $24,000 for the previous fiscal year ended June 30, 2000. All revenues during this period were from sales of research and development services provided by the Company to third parties. The Company had agreements with a device manufacturer for feasibility and development of the proprietary use of Liprostin in the treatment of various vascular diseases by application of medicinal coatings to vascular stents for elimination or reduction of new tissue growth in and around the stents, a condition known as restenosis.

     During the fiscal year ending June 30, 2001 and 2000, costs and operating expenses were $2,942,000 and $2,879,000, respectively. The increase in costs and operating expenses for the year is primarily due to an increase in the cost of research and development, clinical trials, scientific consulting, facilities, and overhead.

     Cash flows used in operating activities for the fiscal year ending June 30, 2001 increased $376,000 to $1,943,000, compared to $1,567,000 for the previous fiscal year ending June 30, 2000, primarily due to the increased cost of scientific consultants, materials and prototype manufacturing and the payment of these additional expenses with cash rather than the Company's common stock.

     Interest expense decreased for the fiscal year ending June 30, 2001 by $109,000 or 86%. This was due to the convertible debentures being converted to common stock during the fiscal year ended June 30, 2000, resulting in no convertible debentures outstanding during the fiscal year ended June 30, 2001.

     Research and development expenses totaled $1,348,000 during the fiscal year ending June 30, 2001, an increase of $371M from $977,000 for the fiscal year ended June 30, 2000. These expenses were related to the increased cost of new materials, labor and travel connected to the production of the Liprostin and the ongoing, in-house projects for medicinally coated vascular stents.

LIQUIDITY AND CAPITAL RESOURCES
-------------------------------

     The Company had a working capital deficit at September 30, 2001 of $359,000, compared to a deficit of $762,344 at September 30, 2000. This reduction in the working capital deficit is primarily related to the reduction of accrued expenses through the issuance of 8,000,000 shares of the Company's common stock in connection with a lawsuit settlement.

     The Company requires significant additional funds to enable it to proceed with its Phase II/III Liprostin(TM) clinical trials, as well as research and development of its licensed product Nicotine Receptor Agonist. In May 2000, the Company completed a $4.5 million financing commitment related to the private placement and sale of its convertible preferred stock in three (3) $1.5 million tranches.

     Pursuant to the commitment, the Company received $1,040,300 on May 10, 2000, $569,757 on November 2000, and $653,488 on April 12, 2001 which is net of related offering costs. There can be no assurance that the Company will take down the remaining tranches.

     During the three months ended September 30, 2001 the Company issued $400,000 of convertible debentures, of which it received $333,000, net of related offering costs. The debentures bear interest at 8%, which is due quarterly in arrears, with the principal due September 2003.

     The Company continues to actively pursue additional financing, collaborations with firms, and other arrangements aimed at increasing its capital resources. Failure to acquire such funds may adversely impact the scheduled marked introduction of Liprostin(TM) and possibly adversely affect the Company's operations. In order to continue as a going concern, the Company must raise additional funds and ultimately achieve profit from its operation.

                                    BUSINESS

HISTORY

     We incorporated as a biopharmaceutical company under the laws of the state of Nevada on June 10, 1996, under the name Endovasc, Inc. Upon our initial incorporation, we were authorized to issue an aggregate of 25,000 shares of capital stock with a par value of $0.001 per share. On September 5, 1996, we amended our articles of incorporation to increase our authorized shares to 100,000,000 shares of common stock, par value $0.001 per share. On May 28, 1997, we amended our articles of incorporation to change our name to Endovasc Ltd., Inc. On June 2, 1997, we amended our articles of incorporation to authorize a total of 120,000,000 shares of capital stock, par value $0.001 per share, of which 100,000,000 shares are common shares and 20,000,000 shares are preferred shares.

     On or about October 8, 1999, we received preclinical approval to file an Investigational New Drug application for Phase I and II clinical trials of our Liprostin technology. On or about February 25, 1999, we obtained the exclusive licensing rights to Nicotine Receptor Agonist technology from the University of Stanford, in exchange for stock and cash. We have commenced preclinical trials on the safety and efficacy of Nicotine Receptor Agonist in conjunction with Stanford University.

     The Company has not been subject to bankruptcy, receivership or any similar proceeding.

OVERVIEW

     We develop, market and license biopharmaceutical products, particularly liposomal drug delivery methods, for the human healthcare industry. We develop liposomes, which are microscopic cell-like spheres composed of a thin, durable lipid membrane surrounding a hollow compartment. Liposomes entrap and protect drugs from degradation in the blood stream and can be engineered to regulate the transport of molecules across their outer membrane. Using this technology, we are developing products that deliver drugs to their intended target and release them with efficiency and control.

     Currently, our product development is focused on two product lines - Liprostin and Nicotine Receptor Agonist. Although we hold patents and patents pending for products in the process of clinical testing, our products have not been approved for general sales. Consequently, we have not generated any revenues and have historically operated with significant losses. Although our current development efforts focus on vascular (heart and lung) applications of our products, we intend to develop our technologies for use in many medical treatment applications. We believe that this unique and highly adaptable technology will put our products at the forefront of the multi-billion dollar drug market.

     LIPROSTIN TECHNOLOGY

     Our Liprostin products provide targeted delivery of Prostaglandin E-1 to blood vessels in connection with angioplasty procedures. Angioplasty is a common medical procedure that utilizes a small balloon-like structure to expand and clear blocked cardio-pulmonary blood vessels. Prostaglandin E1, a naturally occurring hormone, is used to prevent common secondary blockages from occurring after angioplasty treatment; these blockages are known as restenosis. Restenosis following balloon angioplasty or stent placement is the most common problem occurring in the over 1,000,000 patients undergoing these procedures annually worldwide, according to the American Heart Association. According to the American Heart Association, the incidence of restenosis can be as high as 40-50%, within six months of the procedure (slightly less with stents) and most drugs tested have not yet been proven to reduce restenosis significantly in clinical trials. Similarly, Prostaglandin E1's short lifespan in the blood stream can render it ineffective in preventing restenosis. Liprostin delivery system utilized liposomal encapsulation of Prostaglandin E1 to provide a longer and more controlled release of Prostaglandin E1 and to improve therapeutic effectiveness of the drug. Liprostin, as an adjunct therapy for the treatment of critical limb ischemic (CLI) complications will be administered as an intra-arterial bolus prior to, and immediately after PTA and followed by intravenous infusion. We intend to develop our Liprostin product lines further to treat conditions such as restenosis, coronary arrest, occlusive disease, ischemic ulcers, CLI (limb salvage), claudicants, liver disease,arthritis, and as a topical solution for wound healing.

     We have successfully completed Phase I clinical trials of Liprostin and, at the previous recommendation by the FDA are preparing for Phase III clinical trials for Critical Limb Ischemia (CLI) in a large patient base including clinical sites in both the U.S. and Buenos Aires.

     We have protected our proprietary rights to Liprostin technology through US Patent 4,820,732, US Patent 4,955,878 and Notice of Allowance to US Patent 5,980,551 received on November 9, 1999, and Trademark Application Ser. No.
75/632,736  (Liprostin)  and  various  patents  pending.


     Stent  Coating  Technology

     We are developing Prostaglandin E-1 coated balloon catheters and stents, as well as Nicotine Receptor Agonist (NRA) coated stents for varied vascular applications. As described above, balloon catheters are utilized to physically expand and clear blocked blood vessels in vascular surgical procedures. Conversely, stents are small structures used during and after vascular surgery to support vessels and deliver agents that promote healing. This technology accomplishes the opening and maintenance of a blood vessel by mechanical means (stent) while providing medicinal drug treatment from the gradual release of Prostaglandin E1, NRA or other drugs from the slowly degrading, biocompatible substrate of the intravascular stent. Other therapeutic treatments include anti-tumor agent coated stents placed in the main feeding vessels for treatment of malignant tumors, where the stent will continuously release anti-tumor drugs directly to the tumor site.

     We have protected our proprietary rights to our stent coating technology through patents and patents pending.

     NICOTINE RECEPTOR AGONIST TECHNOLOGY

     Our Nicotine Receptor Agonist technology promotes new growth of blood vessels (known as angiogenesis or vasculogenesis), and has applications in the treatment of heart disease, stroke, limb circulatory disease, and wound healing. Researches at Stanford University discovered the technology during a 1999 study funded by the Tobacco-Related Diseases Research Program of the University of California, the American Heart Association, the National Institutes of Health and the Deutsche Froschungsgemeinschkaft. While studying the damaging effects of tobacco smoke, researchers discovered that smokers appeared less susceptible to deaths due to infarction as compared to non-smokers. This counterintuitive discovery suggested that low-dose (non-smoked) nicotine had extraordinary angiogenic and vasculogenic growth factor potential. To develop technology based on this unique discovery, we obtained a worldwide exclusive right to the patent application for Nicotine Receptor Agonist in February 2000.

     Further study of our Nicotine Receptor Agonist technology revealed more conclusive results. Experiments have shown that nicotine promotes angiogenesis and vasculogenesis in areas of the body that are deprived of proper blood supply. Blockages of the arteries that feed an organ, often caused by build-up of fatty material, cholesterol and plaques in arterial walls, may deprive the tissue of proper blood supply. These blockages reduce the body's ability to supply organs and surrounding tissue with nutrients, particularly oxygen, which results in a condition called ischemia. Ischemia reduces cells' ability to function and in severe cases causes rapid cell death. The body naturally defends against ischemia by reducing the work required from the affected area and attempting to grow new blood vessels into the ischemic area. Stanford researchers found tobacco smokers had significantly more growth of new vessels around such blockages than non-smokers, apparently due to the therapeutic effects of nicotine. Upon further analysis, researchers determined that a particular fraction of the nicotine molecule could provide a method of treating and preventing a range of diseases and ailments involving angiogenesis. These diseases, such as myocardial and cerebral infarction, mesenteric or limb ischemia, common wounds, vascular occlusion, and vascular stenosis, commonly called "hardening of the arteries", affect millions of persons every year in the United States alone (American Heart Association).

          We estimate that the market for treatment of these diseases is over $5 billion. For example, we estimate that a course of treatment for coronary ischemia utilizing Nicotine Receptor Agonist drugs would cost approximately $10,000 to $15,000. This type of treatment would be significantly less expensive and intensive than current alternatives of angioplasty and or open heart surgery, providing a "biological bypass." We hope to market a commercially viable product using this Nicotine Receptor Agonist technology within three years.

DISTRIBUTION METHODS

     Upon receipt of necessary governmental regulatory consent, we intend to distribute products utilizing our Liprostin, stent-coating, and Nicotine Receptor Agonist technologies worldwide. As previously described, we are developing our products for varied vascular applications.

      In addition to peer review, seminars, journals and direct sales, we intend to market and distribute our products in conjunction with business partners experienced in marketing and distribution in the biopharmaceutical and medical industries. If we are unable to reach an agreement with marketing and distribution partners that are acceptable to us, we may raise the funds necessary to create our own production, marketing and distribution infrastructure through a public offering of our securities.


PATENTS AND PROPRIETARY RIGHTS

     We believe that adequate protection of our proprietary technology is a vital aspect of our business operations. Consequently, we pursue patent protection for our proprietary technology in the United States and in foreign countries, as deemed necessary to protect development of our operations.

     We have patent protection for several products and are pursuing patent and trademark applications for additional products. In August 1996, Dr. Jackie R. See transferred and assigned patent rights in the United States, Germany and Canada for two of our products. The first patent, United States Patent No. 4,820,732, was issued on April 11, 1989, and protects our proprietary technology regarding a "Method and Composition for Reducing Dysfunction in Angioplasty Procedures". The second patent, United States Patent No. 4,955,878, was issued on September 11, 1990, and protects our proprietary technology regarding a "Kit for Treating Arterial Dysfunction Resulting from Angioplasty Procedures". We have not maintained the application of this second patent and intend to let its protections expire to the benefit of the public domain, except as limited by patent applications described below.

     In addition to these assigned patents, we obtained a United States patent for our proprietary technology regarding a "Composition and Method for Making a Biodegradable Drug Delivery Stent", on November 9, 1999. Similarly, we have filed a patent application for this technology under the Patent Cooperation Treaty, as well as with the European Patent office and European Union. These applications seek patent protection in France, Germany and the United Kingdom.

     We have United States patent applications pending for several other technologies. In June 1997, we filed a United States patent application for our proprietary technology regarding a "Method and Apparatus for Treating Vascular Disease with PGE-1 Bearing Liposomes". In May 1999, we filed a United States patent application for our proprietary technology regarding "Prosthesis with Biodegradable Surface Coating and Method for Making Same". The May 1999 application is a "continuation in part" of our patent application regarding "Composition and Method for Making a Biodegradable Drug Delivery Stent," and, if granted, will protect this technology's application in various medical products. In June 1999, we filed a United States patent application for our proprietary technology regarding "Sterically Stabilized Liposomes with Improvement of Blood Retention Times and Targeting of Sites of Disease by Prostaglandins in Particulate Drug Carriers." In May 2000, we filed a United States patent application for proprietary technology regarding "Resorbable Prosthesis with Biodegradable Surface Coating and Method for Making Same."

     We are seeking trademark protection for the name Liprostin(TM) under Trademark Application Ser. No. 75/632,736. In May of 1999, the United States Patent and Trademark Office notified us that our pending Patent US Ser. No. 09/309,949 would be allowed (Notice of Allowance). We also own rights to several trademarks employed in our business, including our logo, the registered domain name of www.endovasc.com, and other trade and service marks identifying
               ----------------
our products and services.

     In February 2000, we obtained exclusive worldwide licensing of patent rights to develop, manufacture, use and sell products incorporating nicotine and nicotine agonists for therapeutic angiogenesis. Pursuant to our acquisition of these patent rights from the Leland Stanford Junior University, we agreed to pay royalties to the university on sales of any products incorporating the nicotine agonist technology. Our licensing rights may be terminated in the event that we default on payment of royalties, in addition to certain other circumstances.

     It is important to note that other public and private institutions may have obtained, or filed applications for, patents that we may need for development of our products. We cannot know the scope or validity of such patents, the extent that we may desire to acquire licenses under such patents, or the availability of such licenses upon terms that are acceptable to us.

GOVERNMENTAL REGULATION

     United States and international governmental regulation of the biopharmaceutical industry is a significant factor in our operations, particularly our research and development activities. In the United States the Food and Drug Administration oversees clinical testing, production and marketing of our products for human therapeutic use through rigorous mandatory procedures and safety.

     The Food & Drug Administration requires satisfaction of several procedures prior to approving marketing and distribution of pharmaceutical products in the United States. These includes (i) preclinical tests, (ii) submission of an application for an Investigational New Drug, which must become effective before commencing human clinical trials, (iii) thoroughly documented and supervised human clinical trials to determine drug safety and efficacy in its intended application, (iv) submission and acceptance of an Investigational New Drug Application, in the case of drugs, or a Product License Application, in the case of biologics, and (v) approval of the Investigational New Drug Application or Product License Application prior to commercial sale or shipment of the drug or biologic. In addition to this process, each domestic drug manufacturing establishment must be registered or licensed with the Food and Drug Administration. Domestic manufacturing establishments are also subject to inspections by the FDA and by other federal, state and local agencies and must comply with Good Manufacturing Practices as required.

     Clinical trials are typically conducted in three sequential phases, which may overlap. Phase I clinical studies test dosage and tolerance upon initial introduction of the drug to humans. Phase II clinical studies document evaluation of drug safety and efficacy. Phase III trials document large scale evaluation of drug safety and efficacy and may utilize larger patient pools, depending on the type of marketing approval that is sought.

     Clinical testing and the Food and Drug Administration approval process for a new product often involves significant time and resources. The Food and Drug Administration may grant an unconditional approval of a drug for a particular indication or may grant approval pending further post-marketing testing. In addition, further clinical studies may be required to provide additional safety data or to gain approval for an alternative product application than was originally approved.

     International biopharmaceutical product sales and distribution are subject to widely varying regulatory requirements. Generally, the European Union has coordinated its member states' common standards for clinical testing of new drugs. Due to difference in regulatory restrictions in the European Union and other foreign jurisdictions the time required to obtain regulatory approval from a foreign country's regulatory agencies may be longer or shorter than that required for Food and Drug Administration approval.

     In addition to these regulations, our operation is subject to regulations under state and federal law regarding occupational safety, laboratory practices, the use and handling of radioisotopes, environmental protection and hazardous substance control as well as other present and possible future local, state, federal and foreign regulation.

COMPETITION

     Competition in the biopharmaceutical industry and the liposome and lipid-based product area is intense. Factors such as product performance, patient compliance, physician acceptance, ease of use, safety, price, marketing, distribution and adaptability of administration are crucial to capturing market position in our industry. Competition may also be based on other company's development of alternative products and approaches aimed at the treatment, diagnoses or prevention of the same diseases as our products.

     Competition from other companies is based on scientific and technological factors, the availability of patent protection, the ability to commercialize technological developments, the ability to obtain government approval for testing, manufacturing and marketing and the economic factors resulting from the
use of those products.   Many companies, both public and private, including
well-known pharmaceutical and chemical companies, many of which have greater capital resources than we do, are seeking to develop lipid and liposome based products similar to our own. In addition, colleges, universities, and public and private research institutions are similarly seeking to establish proprietary rights to these product technologies.

     We face established and well-funded competition from other companies developing liposome based drug delivery systems. These liposome competitors include Eli Lilly, The Liposome Company and Schering-Plough. These companies generally use liposome for the delivery of antitumor drugs, while our products are primarily intended for use in vascular treatments. To our knowledge, current competition in the vascular treatment area is limited to ReoPro(R) sold by Centocor and marketed by Eli Lilly, which is used in angioplasty.

     We also face established and well-funded competition from medical device manufacturers in the development of stent-coating technologies. These competitors include major medical device manufacturers such as, Guidant, Inc., Cook, Inc., and Boston Scientific, Inc. To our knowledge current competition in this technology is limited to the use of drugs used in cancer therapies, as opposed to our Prostaglandin E1, which is a naturally occurring, chemically related fatty acid shown to be a potent vasodilator, platelet inhibitor and anti-thrombotic.

RESEARCH AND DEVELOPMENT

     We maintain 1,400 square feet of lab space equipped with customary wet laboratory equipment at our headquarters in Montgomery, Texas.

     Our research and development efforts are focused on our core product - Liprostin. We are conducting clinical trial testing of Liprostin to obtain the Federal Drug Administration approval of its sale in the United States. Phase I clinical trials to test product safety and tolerance levels using a small group of healthy subjects, as well as providing information about the product's effectiveness and dosage levels was successfully completed in January 2001.
With this success, the company determined to proceed to Phase III clinical trials as had been suggested by the FDA in late 1999. An IND and protocol for a Phase III, "Randomized, multicenter study of Liposomal prostaglandin E1 (Liprostin) in conjunction with percutaneous transluminal angioplasty in patients with critical limb ischemia" was filed with the FDA on August 2001. Also, the company filed an Orphan Drug application with the FDA on July 2001. Orphan Drug is a designation of the FDA to indicate a therapy developed to treat a rare disease (one which afflicts a U.S. population of less than 200,000 people). Because there are few financial incentives for drug companies to develop therapies for diseases that afflict so few people, the U.S. government offers additional incentives to drug companies that develop these drugs, which include: 1)eligibility for an FDA grant of up to $300,000 per year for a maximum of 3 years; 2)a tax credit equal to 50% of the qualified clinical testing expenses for the taxable year in which the clinical study(s) were conducted; and most importantly, 3)a 7 year exclusivity to market the drug as adjunct treatment for the rare disease. We expect to complete phase III clinical trials by late 2004.

     In addition, we are conducting feasibility studies with prospective strategic partners to find practical collaborative products that incorporate Liprostin with other technologies. We intend to develop new uses for our core product Liprostin, including applications in hip or bone prostheses, cancer treatment, inflammatory disease, liver disease, and wound healing.

     We have successfully completed preclinical trials in rabbits for Nicotine receptor agonist at Stanford University, and have initiated animal studies in dogs and pigs at Columbia University to continue safety and efficacy studies of this technology. We are currently developing this technology for use in treatment of peripheral occlusive arterial disease, in addition to other applications.

     We successfully completed a feasibility study of our stent-coating technology using our patented Prostaglandin E1 with a major medical device manufacturer in early 2001; and we have continued that work with other medical device companies, as well.

EMPLOYEES

     As of June 30, 2001, we employed ten employees, including five management and five support staff employees. In addition, we employ one full-time and twelve part-time consultants. None of our employees or independent contractors is subject to a collective bargaining agreement and we believe that our relations with our employees are good.

PROPERTIES

     We maintain our executive offices and research and development facilities at 15001 Walden Road, Suites 100, 108, 234 and 235, Montgomery, Texas 77356. We lease these 4,950 square foot facilities at an aggregate monthly rental rate of $4,150.

LEGAL  PROCEEDINGS

     We are not involved in any material litigation or legal proceedings and are not aware of any potential material litigation or proceeding threatened against us.

     We were named as a defendant in a civil lawsuit styled David F. Miller v. Endovasc Ltd., Inc., Number 99-4-02283-CV, in the 9th Judicial District Court of Montgomery County, Texas. The plaintiff claimed damages as a result of an alleged breach of consulting contract with us. A bench trial was held on May 14, 2001. On June 15, 2001, a judgment was entered against us in the amount of $3,240,000 plus pre and post-judgment interest. This judgment exceeded the book value of our assets. We filed a motion for a new trial, and the parties participated in mediation prior to a ruling on our motion for a new trial. The mediation resulted in a settlement, which was entered into the court records on August 10, 2001. As a result of the settlement, we issued 8,000,000 free-trading shares, based on an exemption from registration provided by Section 3(a) (10) of the Securities Act of 1933 as amended, of our common stock in the name of the plaintiff. The settlement terminated all disputes of any kind between the parties, and also terminated a related matter styled David F. Miller v. Gary Ball Case #CV0003644, in Washoe County, Nevada. The above information was filed with the SEC in a Form 8-K on August 10, 2001.

                                     MANAGEMENT

DIRECTORS  AND  EXECUTIVE  OFFICERS

     Our Directors, executive officers, and key employees are as follows:


                                                               Period Served As
Name                   Age            Position               Officer/Director/Key
Employee
-----------------------------------------------------------------------------------

David P. Summers        62  Chief Executive Officer        Inception (1996) to
                            and Chairman                   Present

Diane Dottavio          49  Director of Research and       March 2000 to Present
                            Development

Barbara J. Richardson   54  Vice President of Operations,  January 2000 to Present
                            Secretary and Director

M. Dwight Cantrell      55  Chief Financial Officer,       January 1997 to Present
                            Treasurer and Director

John T. (Jack) Sorbi    64  Vice President of Business     November 2000 to Present
                            Development/Sales/Marketing

Gary R. Ball            41  Director                       July 1996 to Present

Claudio R. Roman        43  Director                       January 1997 to Present


Set forth below is a brief background of the executive officers, Directors and key employees of the Company, based on information supplied by them.


     DR. DAVID P. SUMMERS serves as our Chief Executive Officer and Chairman. Dr. Summers has served in this capacity on a full-time basis since our inception and is primarily responsible for our operations as a whole. Prior to working with Endovasc, Dr. Summers founded American BioMed, Inc. and served as its President and Chief Executive Officer from 1984 to 1995. Dr. Summers is a Fellow in the American College of Angioplasty as well as the inventor of several medical devices used to treat cardiovascular diseases. He is the author of 18 issued patents and has 8 patents pending. Prior to founding American BioMed, Dr. Summers assisted with the management of several corporations, including C.R. Bard, Inc., a manufacture and distributor of cardiovascular medical products, Karl Stortz Endoscopy, an endoscopic instrument company, and Pall Corporation, a manufacturer and distributor of blood filtration products. Dr. Summers holds an M.B.A. degree from Pepperdine University as well as a Ph.D. in International Economics from Kennedy-Western University. He is also a member of the New York Academy of Sciences, the American Association of Advancement of Science, the Houston Inventors Association, the International Society for Endovascular Surgery, the European Vascular Society, and the Society of Plastic Engineers.

     DIANE DOTTAVIO serves as our Acting Chief Scientific Officer and Director of Research and Development. Prior to joining us, Ms. Dottavio served as Senior Scientist with Leukosite, Inc., from 1994 to 1996, and as Director of Laboratory Instruction and Research at the University of Houston, from 1997 to this year. Ms. Dottavio holds a B.S. in Biology and a M.S. in Organic Chemistry from the University of New Mexico, as well as a Ph.D. in Biochemistry from the University of Texas.

     BARBARA J. RICHARDSON serves as our Vice President of Operations, Secretary and Director. Ms. Richardson is experienced in small business management and marketing. Prior to joining us in January of this year, Ms. Richardson served as Senior Administrative Coordinator for Baylor College of Medicine, from 1994 to this year.

     M. DWIGHT CANTRELL serves as our Chief Financial Officer, Treasurer and Director, on a part-time basis. Mr. Cantrell has maintained, and continues to maintain, a public accounting practice in the state of Texas since 1976. Mr. Cantrell is a public accountant, and holds a B.S. in accounting from Southern Ohio University.

     JOHN (JACK) SORBI serves as our Vice President of Business Development, Sales, and Marketing, is responsible for pursuing collaborations and alliances with companies who can complement the company's products and achieve company goals. He also maintains communications with the shareholders and the investment community. Mr. Sorbi has a thirty-five year background in sales, marketing and operations in both large and small business environments. He has experience in new business development and building strong partnerships through creative programs and various media promotions, such as video, broadcast, and conventions. As the owner of his own agency for a number of years, he assisted businesses in banking, retail, and medical device manufacturing.

     GARY R. BALL serves as our Director and is one of our co-founders. Prior to co-founding us in July 1996, Mr. Ball served as a mechanical engineer with American BioMed, Inc., from 1991 to 1996. Mr. Ball is a co-inventor of two U.S. patents and is experienced in prototype design, research, and development, as well as reliability testing and patent research and filing.

     CLAUDIO R. ROMAN serves as our Director. Mr. Roman is a practicing attorney in the State of Texas. Mr. Roman has maintained, and continues to maintain, a private law practice in the state of Texas since 1985. Mr. Roman holds a J.D. degree from the University of Houston School of Law.

     Our Directors hold office until the next annual meeting of our stockholders and until their successors have been elected and duly qualified. Executive officers are elected by our Board of Directors annually and serve at the discretion of the Board.

COMPENSATION OF DIRECTORS

     Non-employee Directors receive no salary for their services and receive no fee from the Company for their participation in meetings, although all Directors are reimbursed for reasonable travel and other out-of-pocket expenses incurred in attending meetings of the Board.

EXECUTIVE COMPENSATION

     The following table sets forth certain summary information with respect to the compensation paid to the our executive officers for services rendered to us, in all capacities, for the fiscal years ended June 30, 2000, 1999, and 1998. Other than as listed below, we had no executive officers whose total annual salary and bonus exceeded $100,000 for that fiscal year:


                                    SUMMARY COMPENSATION TABLE

                                                            Long  Term  Compensation
                                                 -------------------------------------------------
                       Annual Compensation            Awards                   Payouts
                  -----------------------------     ----------                ----------

                                                 Other               Securities
                                                 Annual   Restricted   Under-    Other
Name and                                         Compen-    Stock      Lying      LTIP     Compen-
Principal                    Salary      Bonus   sation    Awards    Options/    Payouts   sation
Position           Year        ($)        ($)      ($)      ($)        ($)         ($)     SARs(#)
David P. Summers     2001       75,097        -        -         -     200,000  $    0.40        -
CEO and Director     2000       66,500        -        -         -           -          -        -
                     1999       75,000        -        -         -   1,000,000  $    0.25        -


Directors of the Company receive no compensation for their services as Directors.

EMPLOYMENT AGREEMENTS

     We have entered into employment agreements with Dr. David Summers and Ms. Barbara Richardson. We entered into a three-year employment contract with Dr. Summers in 1996, providing for annual compensation of $150,000 in cash and equity interests. The original term of this contract has expired, but the term has been renewed for a one-year period each June since its original expiration.

     We also have a one-year automatically renewable employment contract with Ms. Richardson, providing for annual compensation of $70,000 in cash and equity interests.

STOCK OPTION PLANS

     We adopted a stock option plan (the "2000 Plan") at our annual shareholders meeting in October, 2000, pursuant to which 3,000,000 shares of common stock were reserved for issuance. The following is a description of the 2000 Plan.

     The 2000 Plan is administered by the Board of Directors, or by a committee with at least two Directors as delegated by the Board of Directors who determine among other things, those individuals who shall receive options, the time period during which the options may be partially or fully exercised, the number of shares of common stock issuable upon the exercise of the options and the option exercise price.

     The 2000 Plan is for a period of ten years. Options under the 2000 Plan must be issued within ten years from the effective date of the 2000 Plan. Options may be granted to officers, Directors, consultants, key employees, advisors and similar parties who provide their skills and expertise to us. Options granted under the 2000 Plan may be exercisable for up to ten years, may require vesting, and shall be at an exercise price all as determined by the Board of Directors. Options will be non-transferable except to an option holder's personal holding company or registered retirement savings plan and except by the laws of descent and distribution or a change in our control, as defined in the 2000 Plan, and are exercisable only by the participant during his or her lifetime. Change in control includes (i) the sale of substantially all of our assets and merger or consolidation with another, or (ii) a majority of the Board of Directors changes other than by election by the shareholders pursuant to a Board of Directors' solicitation or by vacancies filled by the Board of Directors caused by death or resignation of such person.

     If a participant ceases affiliation with us by reason of death, permanent disability or the retirement of an optionee either pursuant to a pension or retirement plan we adopted on the normal retirement date prescribed by us from time to time, the option remains exercisable for three months from such occurrence but not beyond the option's expiration date. Other termination gives the participant three months to exercise, except for termination for cause that results in immediate termination of the option.

     Options granted under the 2000 Plan, at the discretion of the compensation committee or the Board of Directors, may be exercised either with cash, by certified check or bank cashier's check, common stock having a fair market equal to the cash exercise price, the participant's promissory note, or with an assignment to us of sufficient proceeds from the sale of the common stock acquired upon exercise of the Options with an authorization to the broker or selling agent to pay that amount to us, or any combination of the above.

     The exercise price of an option may not be less than the fair market value per share of common stock on the date that the option is granted in order to receive certain tax benefits under the Income Tax Act of United States (the "ITA"). The exercise price of all future options will be at least 100% of the fair market value of the common stock on the date of grant of the options. A benefit equal to the amount by which the fair market value of the shares at the time the employee acquires them exceeds the total of the amount paid for the shares or the amount paid for the right to acquire the shares shall be deemed to be received by the employee in the year the shares are acquired pursuant to paragraph 7(1) of the ITA. Where the exercise price of the option is equal to the fair market value of the shares at the time the option is granted, paragraph 110(1)(d) of the ITA allows a deduction from income equal to one quarter of the benefit as calculated above. If the exercise price of the option is less than the fair market value at the time it is granted, no deduction under paragraph 110(1)(d) is permitted. Options granted to any non-employees, whether Directors or consultants or otherwise will confer a tax benefit in contemplation of the person becoming a shareholder pursuant to subsection 15(1) of the ITA.

     Any unexercised options that expire or that terminate upon an employee's ceasing to be employed by us become available again for issuance under the 2000 Plan.

     The 2000 Plan may be terminated or amended at any time by the Board of Directors, except that the number of shares of common stock reserved for issuance upon the exercise of options granted under the 2000 Plan may not be increased without the consent of our shareholders.

     At June 30, 2001 1,325,500 options have been issued at prices ranging from $1.00 to $0.40.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information as of the date of this prospectus regarding certain ownership of our outstanding common stock by all officers and directors individually, all officers and directors as a group, and all beneficial owners of more than five percent of the common stock.

                                               AMOUNT OF      PERCENTAGE OF
NAME AND ADDRESS OF                            BENEFICIAL      BENEFICIAL
BENEFICIAL OWNER **(1)                      OWNERSHIP(1)(2)     OWNERSHIP
------------------------------------------  ----------------  -------------

David P. Summers                            7,574,526 (3)             12.94
Diane Dottavio                                100,000                     *
Barbara J. Richardson                       1,260,000                  2.20
Jack Sorbi                                     25,000                     *
M. Dwight Cantrell                          1,760,000                  3.00
Gary R. Ball                                  993,500 (4)              1.70
Claudio R. Roman                               50,000                     *
Celeste Trust Reg.                          4,642,857*(5)(6)           7.30
Balmore Funds                               6,495,958*(5)(7)           9.99
David Miller                                8,000,000                 13.67

All Directors and Executive Officers as a
Group (7 persons)                          11,763,026                 20.01

______________________
*    Less than one percent.
** Except as otherwise noted, the address of the beneficial owners described in this table shall be c/o Endovasc Ltd., Inc., 15001 Walden Road, Suite 108, Montgomery, Texas 77356.

(1) A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date of the registration statement upon the exercise of options or warrants. Each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by such person and which are exercisable within 60 days of the date of this registration statement have been exercised. Unless otherwise indicated, the company believes that all persons named in the table have voting and investment power with respect to all shares of common stock beneficially owned by them.

(2) Based upon 58,528,651 shares of common stock outstanding as of October 31, 2001, assuming no other changes in the beneficial ownership of our securities, except as noted hereto.

(3) Dr. Summer's beneficially owned shares include approximately 243,000 shares beneficially owned by his wife, Dorothy Summers. Mr. Summers exercises no investment or voting power over any of the shares owned by his wife, and disclaims beneficial ownership of those shares.

(4) Mr. Ball's beneficially owned shares include approximately 5,000 shares beneficially owned by his wife, Sherry Ball. Mr. Ball exercises no investment or voting power over any of the shares owned by his wife, and disclaims beneficial ownership of those shares.

(5) Represents shares of common stock issuable upon conversion of preferred stock at an assumed conversion price of $0.028 per share. Because the number of shares of common stock issuable upon conversion of the preferred stock is dependent in part upon the market price of the common stock prior to a conversion, the actual number of shares of common stock that will be issued upon conversion will fluctuate daily and cannot be determined at this time. However, the selling shareholder has contractually agreed to restrict its ability to convert its preferred stock and receive shares of our common stock such that the number of shares of common stock held by it and its affiliates after such conversion exceed 9.99% of the then issued and outstanding shares of common stock following such conversion.

(6) In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, Thomas Hackl may be deemed a control person of the shares owned by such entity. The selling shareholder is deemed an "underwriter" within the meaning of Section 2(11) of the Securities Act of 1933.


                                       22

(7) In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, Gisela Kindle may be deemed a control person of the shares owned by such entity. The selling shareholder is deemed an "underwriter" within the meaning of Section 2(11) of the Securities Act of 1933.

                              CERTAIN TRANSACTIONS

     As of the date of this prospectus, we have not entered into a transaction during the past two years with a value in excess of $60,000 with a Director, officer, or beneficial owner of 5% or more of our capital stock, or members of their immediate families that had, or is to have, a direct or indirect material interest in us, except as follows:

     Effective December 9, 1997, we entered into a stock option agreement with Gary R. Ball. Under this agreement, Mr. Ball is granted an option to purchase up to 600,000 shares of our common stock at a purchase price below the prevailing market price. The option is for a three year period expiring December 8, 2000. In January 2000, Mr. Ball exercised his option under the agreement in exchange for $60,000 in accrued debt.

     During the fiscal year ended June 30, 1998, we also entered into an agreement with M. Dwight Cantrell under the terms of which he was compensated for past services as our Director. Under the terms of this agreement, Mr. Cantrell was granted an option to purchase 100,000 shares of our common stock at a purchase price of $0.25 per share for a term of three years. This option was exercised during the fiscal year ended June 30, 2001.

     During the fiscal year ended June 30, 1998, we entered into an agreement to purchase the rights to patent number 4,820,732 and patent number 955,878 from Francis Pizzulli. The purchase price was $125,000, $50,000 of which was payable upon execution and $75,000 of which was due by December 31, 1997. The agreement also called for the issuance of 200,000 shares of our common stock. We made the initial $50,000 payment and issued the 200,000 shares of stock, pursuant to the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended. However, we did not make the $75,000 payment as scheduled. The agreement indicated that if the final payment was not made within seven months from the execution of the agreement that the final payment would be increased to $150,000 plus the issuance an additional 200,000 shares of stock. We issued a total of 300,000 shares in final settlement of the agreement, in February 2000.

     Between March 1998 and December 1999, David Summers, our Chairman of the Board of Directors and Chief Executive Officer, made two advances to us in the amounts of $123,000 and $25,000, respectively. These advances were made on an unsecured basis, with no interest accrual, and were due and payable on June 30, 2000. During December 1999, we issued 1,250,000 shares of common stock, valued at $0.10 to $0.12 per share as of the date of the issuance, in full and final repayment of the aforementioned advances.

     During the fiscal year ended June 30, 1998, we entered into an agreement with Claudio Roman, Esq., pursuant to which he was compensated for past services as our legal counsel. Under the terms of this agreement, Mr. Roman was granted an option to purchase 50,000 shares of our common stock at a purchase price of $0.25 per share for a term of three years. This option has not been exercised.

     During the fiscal year ending June 30, 1998, we entered into a stock option agreement with Dr. David P. Summers. Under this agreement, Dr. Summers was granted an option to purchase up to 1,000,000 shares of our common stock at a purchase price of $0.25 per share exercisable for a period of three years. This option was exercised during the fiscal year ending June 30, 2001.

     During the fiscal year ended June 30, 2000, David Summers, our Chairman of the Board of Directors, and Chief Executive Officer, made advances to the corporation totaling $795,748. From January 1, 2001 through June 30, 2001, $696,748 of this debt was retired in exchange for 4,210,526 shares of common stock, leaving a balance of $99,000 outstanding.

     The Company believes that all transactions between the Company and its officers, directors and employees described above are on terms no less favorable to the Company than could have been obtained from unaffiliated parties under similar circumstances other than certain advances received from Dr. David Summers which are non-interest bearing.

                            DESCRIPTION OF SECURITIES

     Our authorized capital consists of 120,000,000 shares of capital stock, par value $0.001 per share, of which 100,000,000 shares are common stock shares and 20,000,000 shares are preferred stock shares that may be issued in one or more series at the discretion of the Board of Directors. As of the date hereof, 58,528,651 shares of common stock, options and warrants to purchase up to 1,476,000 shares of common stock, and 15,760 shares of preferred stock are issued and outstanding.

COMMON  STOCK

     Holders of shares of our common stock are entitled to one vote per share on each matter submitted to vote at any meeting of shareholders. Shares of common stock do not carry cumulative voting rights and, therefore, holders of a majority of the outstanding shares of common stock will be able to elect the entire Board of Directors, and, if they do so, minority shareholders would not be able to elect any members to the Board of Directors. Our Board of Directors has authority, without the action by our shareholders, to issue all or any portion of the authorized but unissued shares of common stock, which would reduce our shareholders' ownership interest in us and which may dilute our common stock's book value.

     Our by-laws provide that a majority of the shares issued and outstanding and entitled to vote on a matter shall constitute a quorum for shareholders' meetings, except with respect to matters for which a greater quorum is required by law.

     Our shareholders have no pre-emptive rights to acquire additional shares of common stock. The shares of common stock are not subject to redemption and carry no subscription or conversion rights. In the event of our liquidation, the shares of common stock are entitled to share equally in corporate assets after satisfaction of all liabilities. All of the shares of common stock currently issued and outstanding are fully paid and non-assessable.

     Holders of shares of common stock are entitled to receive such dividends as the Board of Directors may from time to time declare out of funds legally available for the payment of dividends. We have not paid dividends on our shares of common stock and there can be no assurance that we will pay dividends in the foreseeable future.

PREFERRED  STOCK

     Shares of Preferred Stock may be issued from time to time in one or more series as may from time to time be determined by our Board of Directors. Our Board of Directors has authority, without action by the shareholders, to determine the voting rights, preferences as to dividends and liquidation, conversion rights and any other rights of such series. Any Preferred Shares, if and when issued, may carry rights superior to those of the shares of common stock.

     SERIES A 8% CUMULATIVE CONVERTIBLE PREFERRED STOCK

     Holders of the series A preferred stock are entitled to receive cash dividends, payable quarterly and have preferential liquidation rights above all other issuances of common stock for an amount equal to the stated value. The preferred stock and unpaid dividends are convertible into shares of common stock equal to an amount determined by the market value of the common stock at the date of conversion, adjusted for changes in the market price prior to the conversion. Holders of the preferred stock do not have voting rights.

     The conversion price for the convertible preferred stock shall be the lesser of (a) 85% of the average of the three lowest closing bid prices for the thirty (30) trading days immediately preceding the issue date of the convertible preferred stock, or (b) 70% of the average of the three (3) lowest closing bid prices for the thirty (30) days immediately preceding the conversion of the shares of convertible preferred stock. The maximum number of shares of common stock that any subscriber or group of affiliated subscribers may own after conversion at any given time is 9.99%.

     The parties have made mutually agreeable standard representations and warranties. We have also entered into certain covenants including, but not limited to, the following: (i) we may not redeem the convertible debentures without the consent of the holder; (ii) we will pay to certain finders a cash fee for location of the financings; (iii) we have agreed to incur certain penalties for untimely delivery of the shares.

OPTIONS  AND  WARRANTS

     Following is a summary of outstanding options at June 30, 2001:


     NUMBER OF SHARES  VESTED    EXPIRATION DATE    EXERCISE PRICE
     ----------------  ------    ---------------    --------------

             150         150     October, 2001      $         0.75
           1,276           -     December, 2003               0.40
              50           -     December, 2003               1.00
          -----------  ------

           1,476         150
          ===========  ======


SECURITIES INCLUDED IN THIS PROSPECTUS

Shares Underlying Series A 8% Cumulative Convertible Preferred Stock

     In this prospectus, we are registering 33,662,095 shares of Common Stock underlying 21,207 shares of outstanding Series A 8% Cumulative Convertible Preferred Stock issued to six investors pursuant to a Subscription Agreement entered into in May 2000 in which the investors originally agreed to purchase an aggregate of $4.5 million of convertible preferred stock, in three (3) $1.5 million tranches.

     Holders of the preferred stock are entitled to receive cash dividends, payable quarterly and have preferential liquidation rights above all other issuances of common stock for an amount equal to the stated value. The preferred stock and unpaid dividends are convertible into shares of common stock equal to an amount determined by the market value of the common stock at the date of conversion, adjusted for changes in the market price prior to the conversion. Holders of the preferred stock do not have voting rights.

     As of the date hereof, the number of shares of common stock issuable upon conversion of the outstanding convertible preferred stock is 33,662,095, based on a conversion price of $0.063 per share. We are required to register 200% of this amount, for a total of 67,324,190 shares. In addition, 666,666 shares underlying warrants are being registered. These warrants have exercise price between 0.147 and $1.89 per share.

     On May 9, 2001, Endovasc and the subscribers agreed to amend the terms of their agreements such that no further issuances of securities will be made under the agreements with the subscribers.

     The conversion price for the convertible preferred stock shall be the lesser of (a) 85% of the average of the three lowest closing bid prices for the thirty (30) trading days immediately preceding the issue date of the convertible preferred stock, or (b) 70% of the average of the three (3) lowest closing bid prices for the thirty (30) days immediately preceding the conversion of the shares of convertible preferred stock. The maximum number of shares of common stock that any subscriber or group of affiliated subscribers may own after conversion at any given time is 9.99%.

     The parties have made mutually agreeable standard representations and warranties. We have also entered into certain covenants including, but not limited to, the following: (i) we may not redeem the convertible debentures without the consent of the holder; (ii) we will pay to certain finders a cash fee for location of the financings; (iii) we have agreed to incur certain penalties for untimely delivery of the shares.

Shares Underlying 8% Convertible Notes and Warants

     In this prospectus, we are registering $589,000 worth of shares of Common Stock and 100,000 shares of common stock underlying warrants issued pursuant to a subscription agreement entered into in August 2001 with two investors for the sale of (i) an aggregate of $400,000 in convertible notes and (ii) warrants to purchase 100,000 shares of our common stock.

     On August 17, 2001, we entered into a subscription agreement with two investors for the sale of (i) an aggregate of $400,000 in convertible notes and
(ii)  warrants  to  purchase  100,000  shares  of  our  common  stock.

     The $400,000 convertible notes issued bear interest at 8% and are convertible into our common stock at the lesser of:

     a)   $0.0425; or

     b) 70% of the average of the three lowest closing prices of our common stock for the thirty trading days immediately prior to the conversion date.

The unconverted portion of the notes is due August 17, 2003.

     The warrants have an exercise price of:

     a)   $0.0612; or

120% of the three lowest closing prices of our common stock for the ten trading days prior to the exercise of the warrant.

TRANSFER  AGENT

     Nevada Agency & Trust Company, Valley Bank Plaza, Suite 880, 50 West Liberty Street, Reno, Nevada 89501, will act as transfer agent and registrar for our securities.

                         SHARES ELIGIBLE FOR FUTURE SALE

     As of the date of this Prospectus, we have outstanding 58,528,651 shares of common stock.

     14,089,845 of our shares of outstanding common stock are "restricted securities" as that term is defined in Rule 144 under the Securities Act of 1933, as amended ("Act"), and under certain circumstances may be sold without registration pursuant to that rule.

     In general, under Rule 144 as currently in effect, subject to satisfaction of certain other conditions, a person (or persons whose shares are required to be aggregated), including our affiliates, who beneficially owns "restricted shares" for a period of at least two years is entitled to sell within any three-month period, a number of shares that does not exceed the greater of 1% (558,286 as of the date of this prospectus) of the then outstanding shares of common stock, or if the common stock is quoted on the NASDAQ System, the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of the required notice of sale with the Securities and Exchange Commission. The seller also must comply with the notice and manner of sale requirements of Rule 144, and there must be current public information available about us. In addition, any person (or persons whose shares are aggregated) who is not, at the time of the sale, nor during the preceding three months, our affiliate, and who has beneficially owned restricted shares for at least three years, can sell such shares under Rule 144 without regard to any of the limitations described above.

     No predictions can be made of the effect, if any, that future sales of restricted shares or the availability of restricted shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of the restricted shares of common stock in the public market could adversely affect the then prevailing market prices for the common stock and could impair our ability to raise capital through the sale of our equity securities.

                              SELLING STOCKHOLDERS

     The tables below sets forth information concerning the resale of the shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders. We will receive proceeds from the exercise of the warrants. Assuming all the shares registered below are sold by the selling stockholders, none of the selling stockholders will continue to own any shares of our common stock.

     The following tables also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

                                             Total
                         Total Shares of   Percentage                                                              Percentage of
                           Common Stock    of  Common                                 Percentage of   Beneficial       Common
      Name                Issuable Upon      Stock,        Shares of     Beneficial       Common       Ownership    Stock Owned
                          Conversion of     Assuming     Common Stock     Ownership    Stock  Owned    After the       After
                           Notes and/or       Full        Included in    Before the       Before       Offering       Offering
                             Warrants      Conversion     Prospectus      Offering       Offering         (1)           (1)
-----------------------  ----------------  -----------  ---------------  -----------  --------------  -----------  --------------
Keshet, L.P. (8)           22,385,714 (2)        27.7%   14,737,857 (4)   3,073,970        4.99% (6)          --              --
-----------------------  ----------------  -----------  ---------------  -----------  --------------  -----------  --------------
Balmore S.A. (9)           10,357,142 (3)        15.0%    4,872,470 (4)   6,495,958        9.99% (7)          --              --
-----------------------  ----------------  -----------  ---------------  -----------  --------------  -----------  --------------
Celeste Trust Reg. (10)     4,642,857 (3)         7.3%    2,557,016 (4)   4,642,857         7.3% (7)          --              --
-----------------------  ----------------  -----------  ---------------  -----------  --------------  -----------  --------------
Nesher Ltd. (8)             3,285,714 (2)         5.3%     2,304,152(4)   3,073,970        4.99% (6)          --              --
-----------------------  ----------------  -----------  ---------------  -----------  --------------  -----------  --------------
Talbiya B. Investments      3,178,571 (2)         5.2%     2,122,596(4)   3,073,970        4.99% (6)          --              --
Ltd. (8)
-----------------------  ----------------  -----------  ---------------  -----------  --------------  -----------  --------------
Alon Enterprises Ltd.            422,222            *       344,591 (5)  422,222 (5)              *           --              --
(11)
-----------------------  ----------------  -----------  ---------------  -----------  --------------  -----------  --------------
Libra Finance S.A. (12)          244,445            *       166,814 (5)  244,445 (5)              *           --              --
-----------------------  ----------------  -----------  ---------------  -----------  --------------  -----------  --------------
The Keshet Fund L.P.       7,182,927 (13)        10.9%      Up to         3,073,970        4.99% (6)          --              --
(8)                                                        $294,500
                                                           worth of
                                                         common stock
-----------------------  ----------------  -----------  ---------------  -----------  --------------  -----------  --------------
Laurus Master Fund,         7,182,927(13)        10.9%       Up to        3,073,970         4.99%(6)
Ltd.(14)                                                   $294,500
                                                           worth of
                                                         common stock
-----------------------  ----------------  -----------  ---------------  -----------  --------------  -----------  --------------

     *  Less  than  one  percent.

     The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares which the selling stockholder has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the debentures and exercise of the debenture warrants is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table.

(1)  Assumes that all securities registered will be sold.

(2) Represents shares of common stock issuable upon conversion of preferred stock at an assumed conversion price of $0.028 per share. Because the number of shares of common stock issuable upon conversion of the preferred stock is dependent in part upon the market price of the common stock prior to a conversion, the actual number of shares of common stock that will be issued upon conversion will fluctuate daily and cannot be determined at this time. However, the selling shareholder has contractually agreed to restrict its ability to convert its preferred stock and receive shares of our common stock such that the number of shares of common stock held by it and its affiliates after such conversion exceed 4.99% of the then issued and outstanding shares of common stock following such conversion or exercise.

(3) Represents shares of common stock issuable upon conversion of preferred stock at an assumed conversion price of $0.063 per share. Because the number of shares of common stock issuable upon conversion of the preferred stock is dependent in part upon the market price of the common stock prior to a conversion, the actual number of shares of common stock that will be issued upon conversion will fluctuate daily and cannot be determined at this time. However, the selling shareholder has contractually agreed to restrict its ability to convert its preferred stock and receive shares of our common stock such that the number of shares of common stock held by it and its affiliates after such conversion exceed 9.99% of the then issued and outstanding shares of common stock following such conversion or exercise.

(4) Includes 200% of the shares issuable on conversion of the preferred stock, based on an assumed conversion price of $0.028 per share. The number of shares of common stock issuable upon conversion of the preferred stock is dependent in part upon the market price of the common stock prior to a conversion, the actual number of shares of common stock that will be issued in respect of such conversions and, consequently, offered for sale under this registration statement, cannot be determined at this time.

(5) Represents shares of common stock issuable upon the exercise of warrants to purchase common stock

(6) Represents shares of common stock issuable upon conversion of debentures or exercise of warrants of the selling shareholder. However, the selling shareholder has contractually agreed to restrict its ability to convert its debentures or exercise its warrants and receive shares of our common stock such that the number of shares of common stock held by it and its affiliates after such conversion or exercise exceed 4.99% of the then issued and outstanding shares of common stock following such conversion or exercise. This restriction may not be waived.

(7) Represents shares of common stock issuable upon conversion of debentures or exercise of warrants of the selling shareholder. However, the selling shareholder has contractually agreed to restrict its ability to convert its debentures or exercise its warrants and receive shares of our common stock such that the number of shares of common stock held by it and its affiliates after such conversion or exercise exceed 9.99% of the then issued and outstanding shares of common stock following such conversion or exercise.

(8) In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, John Clark may be deemed a control person of the shares owned by such entity. The selling shareholder is deemed an "underwriter" within the meaning of Section 2(11) of the Securities Act of 1933. Keshet LP, Keshet Fund LP, Talbiya B. Investments Ltd. and Nesher Ltd. are under common control and all shares registered hereunder may be deemed to be beneficially owned by such control person. All such selling stockholders may be deemed to be a purchasing group for purposes of Rule 13d, but are not required to file a Form 13d because of the limitation of their beneficial ownership to 4.99%, as a group.

(9) In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, Gisela Kindle may be deemed a control person of the shares owned by such entity. The selling shareholder is deemed an "underwriter" within the meaning of Section 2(11) of the Securities Act of 1933.

(10) In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, Thomas Hackl may be deemed a control person of the shares owned by such entity. The selling shareholder is deemed an "underwriter" within the meaning of Section 2(11) of the Securities Act of 1933.

(11) In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, Shmuel Elmakis may be deemed a control person of the shares owned by such entity. The selling shareholder is deemed an "underwriter" within the meaning of Section 2(11) of the Securities Act of 1933.

(12) In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, Seymour Braun may be deemed a control person of the shares owned by such entity. The selling shareholder is deemed an "underwriter" within the meaning of Section 2(11) of the Securities Act of 1933.

(13) Assumes a conversion price of $0.041. Includes 100,000 shares underlying warrants that are currently exercisable at an exercise price of $0.0612 per share.

                              PLAN OF DISTRIBUTION

     The selling stockholder may, from time to time, sell any or all of their shares of common stock on any stock exchange, market, or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. There is no assurance that the selling stockholder will sell any or all of the common stock in this offering. The selling stockholder may use any one or more of the following methods when selling shares:

          - Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers.

          - Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction.

          - An exchange distribution following the rules of the applicable exchange

          -    Privately negotiated transactions

          -    Short sales or sales of shares not previously owned by the seller

          -    A combination of any such methods of sale any other lawful method

The selling stockholder may also engage in:

          - Short selling against the box, which is making a short sale when the seller already owns the shares.

          - Other transactions in our securities or in derivatives of our securities and the subsequent sale or delivery of shares by the stockholder.

          - Pledging shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer to sell the pledged shares.

     Broker-dealers engaged by the selling stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from selling stockholder in amounts to be negotiated. If any broker-dealer acts as agent for the purchaser of shares, the broker-dealer may receive commission from the purchaser in amounts to be negotiated. The selling stockholder do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     The selling stockholder and any broker-dealers or agents that are involved in selling the shares may be considered to be "underwriters" within the meaning of the Securities Act for such sales. An underwriter is a person who has purchased shares from an issuer with a view towards distributing the shares to the public. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be considered to be underwriting commissions or discounts under the Securities Act.

     Because the following selling shareholders are deemed "underwriters" within the meaning of Section 2(11) of the Securities Act, they will be subject to the prospectus delivery requirements:

     The Keshet Fund
     Keshet, L.P.
     Balmore S.A.
     Celeste Trust Reg.
     Nesher Ltd.
     Talbiya B. Investments Ltd.
     Alon Enterprises Ltd.

     We are required to pay all fees and expenses incident to the registration of the shares in this offering. However, we will not pay any commissions or any other fees in connection with the resale of the common stock in this offering. We have agreed to indemnify the selling shareholders and their officers, directors, employees and agents, and each person who controls any selling shareholder, in certain circumstances against certain liabilities, including liabilities arising under the Securities Act. Each selling shareholder has agreed to indemnify us and our directors and officers in certain circumstances against certain liabilities, including liabilities arising under the Securities Act.

     If the selling stockholder notifies us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

                                     EXPERTS

     Our financial statements as of June 30, 2001 and for the years ended June 30, 2001 and 2000, and for the period from inception, June 10, 1996, to June 30, 2001 (Audited), have been included herein and in the registration statement in reliance upon the reports of Ham, Langston & Brezina, LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of such firm as experts in accounting and auditing.

                                  LEGAL MATTERS

     Certain legal matters in connection with the Offering will be passed upon for us by our United States securities counsel, Sichenzia, Ross & Friedman LLP 135 West 50th Street, 20th Floor, New York, New York, 10020. Certain members of Sichenzia, Ross & Friedman LLP are the beneficial owners of an aggregate 54,000 shares of our common stock.

                           OTHER AVAILABLE INFORMATION

     We are subject to the reporting requirements of the Securities and Exchange Commission. We file periodic reports, proxy statements and other information with the commission under the Securities Exchange Act of 1934. We will provide without charge to each person who receives a copy of this prospectus, upon written or oral request, a copy of any information that is incorporated by reference in this prospectus (not including exhibits to the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference).

     We have filed a registration statement on Form SB-2 under the Securities Act of 1933 Act with the Commission in connection with the securities offered by this prospectus. This prospectus does not contain all of the information that is the registration statement, you may inspect without charge, and copy our filings, at the public reference room maintained by the Commission at 450 Fifth Street, N.W. Washington, D.C. 20549. Copies of this material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W. Washington, D.C. 20549, at prescribe rates. Information about the public reference room is available from the commission by calling 1-800-SEC-0330.

     The commission maintains a web site on the Internet that contains reports, proxy and information statements and other information regarding issuers that file electronically with the commission. The address of the site is www.sec.gov.

     Visitors to the site may access such information by searching the EDGAR archives on this web site.

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with any information that is different.

     The selling security holders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where such offers and sales are permitted.

     The information contained in this prospectus is accurate only as of the date of this prospectus.

                              ENDOVASC LTD., INC.
                    (A CORPORATION IN THE DEVELOPMENT STAGE)
                                TABLE OF CONTENTS
                                   __________


                                                                         PAGE(S)
                                                                         -------
Report of Independent Accountants                                            F-2

Financial Statements:

  Balance Sheet as of June 30, 2001                                          F-3

  Statement of Operations for the years
    ended June 30, 2001 and 2000, and for
    the period from inception, June 10, 1996,
    to June 30, 2001                                                         F-4

  Statement of Stockholders' Deficit for
    the years ended June 30, 2001 and 2000,
    and for the period from inception, June 10,
    1996, to June 30, 2001                                                   F-5

  Statement of Cash Flows for the years
    ended June 30, 2001 and 2000, and for
    the period from inception, June 10, 1996,
    to June 30, 2001                                                         F-8

Notes to Financial Statements                                                F-9

                        REPORT OF INDEPENDENT ACCOUNTANTS
                        ---------------------------------



To the Stockholders of
Endovasc Ltd., Inc.


We have audited the accompanying balance sheet of Endovasc Ltd., Inc. (a development stage enterprise) as of June 30, 2001, and the related statements of operations, stockholders' deficit and cash flows for the years ended June 30, 2001 and 2000, and for the period from inception, June 10, 1996, to June 30, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based upon our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Endovasc Ltd., Inc. as of June 30, 2001, and the results of its operations and its cash flows for the years ended June 30, 2001 and 2000, and for the period from inception, June 10, 1996, to June 30, 2001, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the financial statements and discussed in Note 11, the Company has incurred significant recurring losses from operations since inception, is in a negative working capital and accumulated deficit position at June 30, 2001, and is dependent on outside sources of financing for the continuation of its operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans with regard to this matter are also discussed in
Note 11. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                         /s/  Ham, Langston & Brezina, L.L.P.
                                         ------------------------------------
                                         Ham, Langston & Brezina, L.L.P.

Houston, Texas
September 19, 2001

                              ENDOVASC LTD., INC.
                    (A CORPORATION IN THE DEVELOPMENT STAGE)
                                  BALANCE SHEET
                                  JUNE 30, 2001
                                   __________
                        (IN THOUSANDS, EXCEPT SHARE DATA)

          ASSETS
          ------

Current assets:
  Cash and cash equivalents                            $   117
  Other current assets                                      47
                                                       --------

    Total current assets                                   164

Property and equipment, net                                214
Other assets, net                                          144
                                                       --------

      Total assets                                     $   522
                                                       ========

LIABILITIES AND STOCKHOLDERS' DEFICIT
-------------------------------------

Current liabilities:
  Current maturities of long-term debt                 $    43
  Current portion of obligations under capital leases       35
  Note payable to shareholder                               99
  Accounts payable                                         296
  Accrued liabilities                                      532
                                                       --------

    Total current liabilities                            1,005

Long-term debt, net of current maturities                   28
Long-term obligations under capital leases                  74
                                                       --------

      Total liabilities                                  1,107
                                                       --------

Commitment and contingencies

Stockholders' deficit:
  Common stock, $.001 par value, 100,000,000 shares
    authorized, 40,253,331 shares issued and
    38,168,331 shares outstanding                           40
  Preferred stock, $.001 par value, 20,000,000 shares
    authorized, 15,760 shares of Series A 8% cumula-
    tive convertible preferred stock issued and out-
    standing, stated value $100 per share                    -
  Additional paid-in capital                             8,121
  Losses accumulated during the development stage       (8,729)
  Treasury stock                                           (17)
                                                       --------

    Total stockholders' deficit                           (585)
                                                       --------

      Total liabilities and stockholders' deficit      $   522
                                                       ========


                     The accompanying notes are an integral
                       part of these financial statements.
                                       F-3

                              ENDOVASC LTD., INC.
                    (A CORPORATION IN THE DEVELOPMENT STAGE)
                            STATEMENT OF OPERATIONS
                 FOR THE YEARS ENDED JUNE 30, 2001 AND 2000 AND
         FOR THE PERIOD FROM INCEPTION, JUNE 10, 1996, TO JUNE 30, 2001
                                   __________
                        (IN THOUSANDS, EXCEPT SHARE DATA)


                                                YEAR ENDED
                                         -------------------------    INCEPTION
                                           JUNE 30,     JUNE 30,     TO JUNE 30,
                                             2001         2000          2001
                                         ------------  -----------  -------------
Income:
  Sales                                  $        75   $       24   $        104
  Interest income                                 20            7             27
  Other income                                     5            -              9
                                         ------------  -----------  -------------

    Total income                                 100           31            140
                                         ------------  -----------  -------------

Costs and expenses:
  Operating, general and administrative
    expenses                                   1,168        1,775          4,327
  Research and development costs               1,348          977          3,524
  Interest expense                                18          127            348
  Settlement with former employee                408            -            408
                                         ------------  -----------  -------------

    Total costs and expenses                   2,942        2,879          8,607
                                         ------------  -----------  -------------

Net loss before extraordinary item            (2,842)      (2,848)        (8,467)

Extraordinary loss on extinguishment
  of convertible debentures                        -          127            127
                                         ------------  -----------  -------------

Net loss                                 $    (2,842)  $   (2,975)  $     (8,594)
                                         ============  ===========  =============


Weighted average shares outstanding       17,269,229    9,575,153
                                         ============  ===========


Basic net loss per common share          $     (0.17)  $    (0.31)
                                         ============  ===========


Diluted net loss per common share        $     (0.16)  $    (0.31)
                                         ============  ===========


                     The accompanying notes are an integral
                       part of these financial statements.

                              ENDOVASC LTD., INC.
                    (A CORPORATION IN THE DEVELOPMENT STAGE)
                  STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
                FOR THE YEARS ENDED JUNE 30, 2001 AND 2000, AND
          FOR THE PERIOD FROM INCEPTION, JUNE 10, 1996 TO JUNE 30, 2001
                                   __________
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                 LOSSES
                                                                                              ACCUMULATED
                                   COMMON STOCK     PREFERRED STOCK   ADDITIONAL              DURING  THE
                                -------  ---------  -------  ------    PAID-IN    TREASURY    DEVELOPMENT
                                AMOUNT    SHARES    AMOUNT   SHARES    CAPITAL      STOCK        STAGE       TOTAL
                                -------  ---------  -------  ------  -----------  ----------  ------------  ---------
Balance at inception, June 10,
  1996                          $     -          -  $     -       -  $         -  $       -   $          -  $      -

Stock issued for equity secur-
  ities in 1996                       2  2,332,000        -       -          300          -              -       302

Stock issued for purchase of
  patent rights in 1996               2  2,188,000        -       -          282          -              -       284

Stock issued for services in
  1997                                2  1,702,000        -       -          354          -              -       356

Stock issued for cash in 1997         1    304,571        -       -          205          -              -       206

Stock issued for purchase of
  patent rights in September
  1997                                -    200,000        -       -          200          -              -       200

Stock issued for services in
  1998                                -     77,380        -       -           56          -              -        56

Stock subject to rescission           -          -        -       -            -        (17)             -       (17)

Conversion of debentures to
  common stock                        1  1,208,077        -       -          444          -              -       445

Stock issued for services             -    362,462        -       -          285          -              -       285


                     The accompanying notes are an integral
                       part of these financial statements.
                                    Continued

                              ENDOVASC LTD., INC.
                    (A CORPORATION IN THE DEVELOPMENT STAGE)
             STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT), CONTINUED
                FOR THE YEARS ENDED JUNE 30, 2001 AND 2000, AND
          FOR THE PERIOD FROM INCEPTION, JUNE 10, 1996 TO JUNE 30, 2001
                                   __________
                        (IN THOUSANDS, EXCEPT SHARE DATA)


                                                                                                 LOSSES
                                                                                               ACCUMULATED
                                     COMMON STOCK    PREFERRED STOCK   ADDITIONAL              DURING  THE
                                  -----------------  ---------------    PAID-IN    TREASURY    DEVELOPMENT
                                  AMOUNT    SHARES    AMOUNT  SHARES    CAPITAL      STOCK        STAGE       TOTAL
                                  ------  ---------  -------  ------  -----------  ----------  ------------  ---------

Losses accumulated during the
  period from inception,
  June 10, 1996, to June 30,
  1999                                 -           -       -       -           -         -        (2,777)   (2,777)
                                  ------  ----------  ------  ------  ----------  ---------  ------------  --------

Balance at June 30,1999                8   8,374,490       -       -       2,126       (17)       (2,777)     (660)

Conversion of debentures to
  common stock                         3   2,569,546       -       -         841         -             -       844

Stock issued for services              2   1,869,334       -       -       1,388         -             -     1,390

Conversion of note payable to
  shareholder to common stock          1   1,250,000       -       -         147         -             -       148

Issue of common stock in connec-
  tion with license agreement          -     190,000       -       -          63         -             -        63

Issue of common stock in set-
  tlement of lawsuit                   1     300,000       -       -         192         -             -       193

Issuance of preferred stock            -           -       -  15,000       1,040         -             -     1,040

Net loss accumulated in 2000           -           -       -       -           -         -        (2,975)   (2,975)
                                  ------  ----------  ------  ------  ----------  ---------  ------------  --------

Balance at June 30, 2000              15  14,553,370       -  15,000       5,797       (17)       (5,752)       43



                     The accompanying notes are an integral
                       part of these financial statements.
                                    Continued

                              ENDOVASC LTD., INC.
                    (A CORPORATION IN THE DEVELOPMENT STAGE)
             STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT), CONTINUED
                FOR THE YEARS ENDED JUNE 30, 2001 AND 2000, AND
          FOR THE PERIOD FROM INCEPTION, JUNE 10, 1996 TO JUNE 30, 2001
                                    _________
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                       LOSSES
                                                                                                     ACCUMULATED
                                      COMMON STOCK      PREFERRED STOCK    ADDITIONAL                DURING  THE
                                  -------------------  -----------------    PAID-IN      TREASURY    DEVELOPMENT
                                  AMOUNT     SHARES    AMOUNT    SHARES     CAPITAL        STOCK        STAGE        TOTAL
                                  -------  ----------  -------  --------  ------------  ----------  -------------  ---------

Issue of common stock upon
  exercise of warrants                  1   1,250,000        -        -            34           -              -         35

Issue of common stock upon
  exercise of options                   1   1,100,000        -        -           274           -              -        275

Issue of common stock for
  services                              2   1,770,301        -        -           300           -              -        302

Issue of warrants for services          -           -        -        -           162           -              -        162

Issue of preferred stock                -           -        -   15,000         1,061           -              -      1,061

Conversion of preferred stock
  to common stock                      16  16,501,251        -  (14,240)          (16)          -              -          -

Dividends declared on preferred
  stock                                 -           -        -        -             -           -           (135)      (135)

Issue of common stock as payment
  of dividends on preferred
  stock                                 1     840,383        -        -            64           -              -         65

Conversion of note payable to
  shareholder to common stock           4   4,210,526        -        -           439           -              -        443

Issue of common stock for cash          -      27,500        -        -             6           -              -          6

Net loss accumulated in 2001            -           -        -        -             -           -         (2,842)    (2,842)
                                  -------  ----------  -------  --------  ------------  ----------  -------------  ---------

Balance at June 30, 2001          $    40  40,253,331  $     -   15,760   $     8,121   $     (17)  $     (8,729)  $   (585)
                                  =======  ==========  =======  ========  ============  ==========  =============  =========



                     The accompanying notes are an integral
                       part of these financial statements.

                              ENDOVASC LTD., INC.
                    (A CORPORATION IN THE DEVELOPMENT STAGE)
                            STATEMENT OF CASH FLOWS
                FOR THE YEARS ENDED JUNE 30, 2001 AND 2000, AND
         FOR THE PERIOD FROM INCEPTION, JUNE 10, 1996, TO JUNE 30, 2001
                                   __________
                                 (IN THOUSANDS)
                                                       YEAR ENDED
                                                   ------------------     INCEPTION
                                                   JUNE 30,   JUNE 30,   TO JUNE 30,
                                                     2001      2000         2001
                                                   --------  --------  --------------
Cash flows from operating activities:
  Net loss                                         $(2,842)  $(2,975)  $      (8,594)
  Adjustments to reconcile net loss to net
    cash used in operating activities:
    Common stock and stock options issued
      as compensation for services                     302     1,390           2,589
    Extraordinary loss                                   -       127             127
    Write down of long-lived assets to fair
      value                                              -         -             285
    Depreciation and amortization expense               54        12              75
    Deferred income tax expense                          -         -               8
    Amortization of discount on convertible
      debentures                                         -       125             250
    Changes in operating assets and liabilities:
      (Increase) decrease in other assets              (11)      (95)           (114)
      Increase (decrease) in accounts payable
        and accrued liabilities                        554      (151)            771
                                                   --------  --------  --------------

        Net cash used in operating activities       (1,943)   (1,567)         (4,603)
                                                   --------  --------  --------------

Cash flows from investing activities:
  Capital expenditures                                 (84)      (39)           (142)
  Proceeds received from repayment of loan to
    stockholder                                          -         -              72
                                                   --------  --------  --------------

        Net cash used in investing activities          (84)      (39)            (70)
                                                   --------  --------  --------------

Cash flows from financing activities:
  Proceeds from sale of equity securities                -         -             337
  Proceeds from sale of common stock                     6         -             212
  Proceeds from exercise of warrants                    35         -               -
  Proceeds from sale of convertible debenture
    and related conversion feature                       -       537           1,037
  Net proceeds from issuance of preferred
    stock                                            1,223     1,040           2,263
  Issuance of notes payable                              -         9             106
  Repayment of notes payable                           (18)      (33)            (64)
  Payments of obligations under capital leases         (23)        -             (23)
  Proceeds from advances from stockholders               -       859             944
  Repayments of notes to stockholder                    (5)        -              (5)
  Purchase of treasury stock                             -         -             (17)
                                                   --------  --------  --------------

        Net cash provided by financing
          activities                                 1,218     2,412           4,790
                                                   --------  --------  --------------

Net increase (decrease) in cash and cash
  equivalents                                         (809)      806             117

Cash and cash equivalents at beginning of
  period                                               926       120               -
                                                   --------  --------  --------------

Cash and cash equivalents at end of period         $   117   $   926   $         117
                                                   ========  ========  ==============

Supplemental disclosure of cash flow information:

  Cash paid for interest expense                   $    18   $     8   $          98
                                                   ========  ========  ==============

  Cash paid for income taxes                             -   $     -   $         - _
                                                   ========  ========  ==============



                     The accompanying notes are an integral
                       part of these financial statements.

                               ENDOVASC LTD., INC.
                    (A CORPORATION IN THE DEVELOPMENT STAGE)
                          NOTES TO FINANCIAL STATEMENTS
                                   __________

1.   ORGANIZATION  AND  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES
     -----------------------------------------------------------------

     Endovasc, Ltd., Inc. (the "Company") was incorporated under the laws of the State of Nevada on June 10, 1996. The Company's principal business is the production of various drugs that can be administered using an advanced drug delivery system. The Company believes that its drug delivery system will ultimately be widely used by cardiologists, interventional radiologists and vascular surgeons. The Company is considered a development stage enterprise because it has not yet generated significant revenue from sale of its products and has devoted substantially all of its efforts in raising capital.

     SIGNIFICANT  ESTIMATES
     ----------------------

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the periods. Actual results could differ from estimates making it reasonably possible that a change in the estimates could occur in the near term.

     CASH  AND  CASH  EQUIVALENTS
     ----------------------------

     The Company considers all highly liquid short-term investments with an original maturity of three months or less when purchased to be cash equivalents.

     The Company maintains cash deposits in banks which may occasionally exceed the amount of federal deposit insurance available. Management periodically assesses the financial condition of the institutions and believes that any possible deposit loss is minimal.

     PROPERTY  AND  EQUIPMENT
     ------------------------

     Property and equipment are recorded at cost. Depreciation is provided on the straight-line method over the estimated useful lives of the assets, which range from five to seven years. Expenditures for major renewals and betterments that extend the original estimated economic useful lives of the applicable assets are capitalized. Expenditures for normal repairs and maintenance are charged to expense as incurred. The cost and related accumulated depreciation of assets sold or otherwise disposed of are removed from the accounts, and any gain or loss is included in operations.

     DEBT  ISSUANCE  COSTS
     ---------------------

     Debt issuance costs are deferred and recognized, using the interest method, over the term of the related debt.


                                    Continued

                               ENDOVASC LTD., INC.
                    (A CORPORATION IN THE DEVELOPMENT STAGE)
                    NOTES TO FINANCIAL STATEMENTS, CONTINUED
                                   __________

1.   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED
     ----------------------------------------------------------------------

     INCOME  TAXES
     -------------

     The Company uses the liability method of accounting for income taxes. Under this method, deferred income taxes are recorded to reflect the tax consequences on future years of temporary differences between the tax basis of assets and liabilities and their financial amounts at year-end. The Company provides a valuation allowance to reduce deferred tax assets to their net realizable value.

     RESEARCH  AND  DEVELOPMENT
     --------------------------

     Research and development costs are expensed as incurred. These costs consist of direct and indirect costs associated with specific projects.

     STOCK-BASED  COMPENSATION
     -------------------------

     Stock-based compensation is accounted for using the intrinsic value method prescribed in Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees", rather than applying the fair value method prescribed in SFAS No. 123, "Accounting for Stock-Based Compensation".

     LOSS  PER  SHARE
     ----------------

     Basic and diluted loss per share is computed on the basis of the weighted average number of shares of common stock outstanding during each period. Common equivalent shares from common stock options and warrants are excluded from the computation (See Note 9) as their effect would dilute the loss per share for all periods presented.

     FAIR  VALUE  OF  FINANCIAL  INSTRUMENTS
     ---------------------------------------

     The Company includes fair value information in the notes to financial statements when the fair value of its financial instruments is different from the book value. When the book value approximates fair value, no additional disclosure is made.

     IMPAIRMENT  OF  LONG-LIVED  ASSETS
     ----------------------------------

     In the event facts and circumstances indicate the carrying value of a long-lived asset, including associated intangibles, may be impaired, an evaluation of recoverability is performed by comparing the estimated future undiscounted cash flows associated with the asset to the asset's carrying amount to determine if a write-down to market value or discounted cash flow is required.


                                    Continued

                               ENDOVASC LTD., INC.
                    (A CORPORATION IN THE DEVELOPMENT STAGE)
                    NOTES TO FINANCIAL STATEMENTS, CONTINUED
                                   __________

1.   ORGANIZATION  AND  SUMMARY  OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED
     -------------------------------------------------------------------------

     RECENT  ACCOUNTING  PRONOUNCEMENTS
     ----------------------------------

     In December 1999, the staff of the Securities and Exchange Commission released Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition", to provide guidance on the recognition, presentation and disclosure of revenues in financial statements. The Company believes that its revenue recognition practices are in conformity with the guidelines in SAB 101, and therefore this pronouncement has no impact on its financial statements.

     In March 2000, the FASB released Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation: An Interpretation of APB Opinion No. 25". Interpretation No. 44 provides clarification of certain issues, such as the determination of who is an employee, the criteria for determining whether a plan qualifies as a non-compensatory plan, the accounting consequence of various modifications to the terms of a previously fixed stock option or award and the accounting for an exchange of stock compensation awards in a business combination. The Company believes that its practices are in conformity with this guidance, and therefore Interpretation No. 44 has no impact on its financial statements.

     In June 2001, the FASB issued Statement of Financial Accounting Standards ("SFAS") 141, "Business Combinations", and SFAS 142, "Goodwill and Other Intangible Assets". SFAS 141 requires business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting. It also specifies the types of acquired intangible assets that are required to be recognized and reported separately from goodwill. SFAS 142 will require that goodwill and certain intangibles no longer be amortized, but instead be tested for impairment at least annually. SFAS 142 is required to be applied starting with fiscal years beginning after December 15, 2001, with early application permitted in certain circumstances. The Company does not expect these new statements to have any impact on its financial statements.



                                    Continued

                               ENDOVASC LTD., INC.
                    (A CORPORATION IN THE DEVELOPMENT STAGE)
                    NOTES TO FINANCIAL STATEMENTS, CONTINUED
                                   __________

2.   LICENSE  AGREEMENT
     ------------------

     In February 2000 the Company entered into an exclusive license agreement with Stanford University to assist in the development of the Nicotine Receptor Agonist technology. For the exclusive rights to this license, the Company paid a non-refundable license fee of $100,000 plus 190,000 shares of the Company's common stock to Stanford University and the inventors of the technology. The term of the agreement is for 10 years or five years from the first commercial sale of a licensed product by the Company, whichever occurs first. The Company is also required to pay an annual royalty of $100,000 beginning February 1, 2001 and each year thereafter and a 6% royalty on net sales of any licensed product. The Company is required to pay to Stanford an additional $100,000 upon FDA approval of Phase I clinical trials, $300,000 upon FDA approval of Phase III clinical trials and $500,000 within six months after FDA marketing approval.

     The costs of obtaining the license of $162,701 were capitalized and included in other assets in the accompanying balance sheet. These costs are being amortized on a straight line basis over the term of the agreement. Amortization expense during the year ended June 30, 2001 was $17,269.

3.   PROPERTY  AND  EQUIPMENT
     ------------------------

     Property and equipment at June 30, 2001 consists of the following (in thousands):

       Office furniture, fixtures and equipment          $   265

       Less accumulated depreciation                         (51)
                                                         --------

                                                         $   214
                                                         ========


     Depreciation expense during the year ended June 30, 2001 was $37,069. Included in property and equipment at June 30, 2001 is equipment under capital leases of $123,490.


4.   NOTES  PAYABLE
     --------------

     Notes  payable  at  June  30, 2001 consist of the following (in thousands):

     Note payable to a bank, bearing interest of 8%
       and due in monthly installments of $1,391,
       including interest, through 2004.  This note
       is uncollateralized but is guaranteed by two
       stockholders  of  the  Company.                            $   42


                                    Continued

                               ENDOVASC LTD., INC.
                    (A CORPORATION IN THE DEVELOPMENT STAGE)
                    NOTES TO FINANCIAL STATEMENTS, CONTINUED
                                   __________

4.   NOTES  PAYABLE,  CONTINUED
       --------------------------

     Notes payable to financial institutions, bearing
       interest of 9% to 11% and due in individual
       monthly installments of up to $4,056, through
       November 2001 and  April 2002.  These notes are
       uncollateralized but are guaranteed by a stock-
       holder  of  the  Company.                                      29

     Note payable to stockholder, non-interest
       bearing and due on demand.  This note is
       uncollateralized.                                              99
                                                                  -------

         Total notes payable                                         170

     Less current maturities                                        (142)
                                                                  -------

                                                                  $   28
                                                                  =======


     Future annual maturities of notes payable at June 30, 2001 are as follows (in thousands):

       YEAR ENDED
        JUNE 30,                                     AMOUNT
       ---------                                     ------

          2002                                       $  142
          2003                                           15
          2004                                           13
                                                     ------

                                                     $  170
                                                     ======


5.   ACCRUED LIABILITIES
     -------------------

     Accrued liabilities at June 30, 2001 consist of the following (in thousands):

       Accrued payroll and related taxes          $    19
       Dividends payable                               70
       Other accrued expenses                          35
       Accrued legal settlement (Note 10)             408
                                                  -------

                                                  $   532
                                                  =======



                                    Continued

                               ENDOVASC LTD., INC.
                    (A CORPORATION IN THE DEVELOPMENT STAGE)
                    NOTES TO FINANCIAL STATEMENTS, CONTINUED
                                   __________


6.   INCOME  TAX
     -----------

     The composition of deferred tax assets and the related tax effects at June 30, 2001 are as follows (in thousands):

       Benefit from carryforward of net
         operating  losses                            $  1,666

       Less  valuation  allowance                       (1,666)
                                                      ---------

         Net  deferred  tax  asset                    $      -
                                                      =========


     The difference between the income tax benefit in the accompanying statement of operations and the amount that would result if the U.S. Federal statutory rate of 34% were applied to pre-tax loss is as follows (in thousands):

                                    2001                    2000
                             ----------------------  ---------------------
                                        PERCENTAGE              PERCENTAGE
                                        OF PRE-TAX              OF PRE-TAX
                              AMOUNT       LOSS       AMOUNT      LOSS
                             --------  ------------  --------  -----------
  Benefit for income tax at
    federal statutory rate   $   966          34.0%  $ 1,012         34.0%
  Non-deductible expenses       (243)         (8.6)     (473)       (15.9)
  Increase in valuation
    allowance                   (723)        (25.4)     (539)       (18.1)
                             --------  ------------  --------  -----------

    Total                    $     -   $         -%  $     -            -%
                             ========  ============  ========  ===========


     The non-deductible expenses relate primarily to the issuance of common stock for services using different valuation methods for financial and tax reporting purposes.

     At June 30, 2001, for federal income tax and alternative minimum tax reporting purposes, the Company has approximately $4,900,000 of unused net operating losses available for carryforward to future years. The benefit from carryforward of such net operating losses will expire in various years between 2016 and 2020 and could be subject to severe limitations if significant ownership changes occur in the Company.



                                    Continued
                                      F-14

                               ENDOVASC LTD., INC.
                    (A CORPORATION IN THE DEVELOPMENT STAGE)
                    NOTES TO FINANCIAL STATEMENTS, CONTINUED
                                   __________


7.   STOCK  OPTIONS  AND  WARRANTS
     -----------------------------

     The Company periodically issues incentive stock options and warrants to key employees, officers, directors and outside consultants to provide additional incentives to promote the success of the Company's business and to enhance the ability to attract and retain the services of qualified persons. The issuance of such options are approved by the Board of Directors. The exercise price of an option or warrant granted is determined by the fair market value of the stock on the date of grant.

     During the year ended June 30, 1998, the Company granted stock options, with a term of three years, to acquire up to 1,350,000 shares of the Company's restricted common stock at $0.25 to $0.75 per share, which approximated market value at the date of grant.

     During the year ended June 30, 1999, the Company granted stock options to acquire up to 250,000 shares of the Company's restricted common stock. These stock options have a three year term and exercise prices of $0.40 to $0.75 per share, which approximated market value at date of grant.

     During the year ended June 30, 2000, the Company issued stock warrants to acquire 332,778 shares of the Company's common stock to certain companies for their role in the completion of the Company's preferred stock offering. These warrants have a three year term and an exercise price of $1.89 per share, which approximated market value at the date of grant. During the years ended June 30, 2000 and 2001, the Company also issued stock warrants to acquire 500,000 and 1,000,000 shares, respectively, of the Company's common stock to a company as a finder's fee for the placement of the preferred stock offering. The warrants have a five year term and an exercise price of $0.10 and $0.01 per share, respectively. The costs associated with these stock warrants did not effect the Company's statement of operations as all costs were offset against the offering proceeds and recorded through stockholders' equity.

     To provide incentives to consultants and employees, on December 13, 2000, the Company granted options, with a term of 3 years, to purchase 1,325,500 shares of the Company's common stock at a price ranging from $0.40 to $1.00 per share, which was greater than the market price of the stock at the grant date.

     During the year ended June 30, 2001, 1,250,000 shares of the Company's common stock were issued due to the exercise of warrants. In addition, 1,100,000 shares of common stock were issued due to the exercise of stock options, of which 1,000,000 of the shares was paid for through the reduction in the note payable to stockholder.


                                    Continued
                                      F-15

                               ENDOVASC LTD., INC.
                    (A CORPORATION IN THE DEVELOPMENT STAGE)
                    NOTES TO FINANCIAL STATEMENTS, CONTINUED
                                   __________


7.   STOCK  OPTIONS  AND  WARRANTS,  CONTINUED
     -----------------------------------------

     The Company has issued stock options to employees and non-employee consultants as follows (in thousands, except for per share data):

                      NUMBER  OF  SHARES                                    WEIGHTED
                     --------------------                                   AVERAGE
                                  NON-              EXERCIS-    EXERCISE    EXERCISE
                     EMPLOYEE   EMPLOYEE    TOTAL     ABLE        PRICE      PRICE
                     ---------  ---------  -------  ---------  -----------  ---------
Options outstanding
  at June 30, 1999      1,600        600    2,200      1,550   $0.10-$0.75  $    0.30

Options granted             -          -        -          -

Options exercised        (600)         -     (600)         -   $      0.10  $    0.10
                     ---------  ---------  -------  ---------

Options outstanding
  at June 30,2000       1,000        600    1,600      1,550   $0.25-$0.75  $    0.38

Options granted           351        975    1,326          -   $0.40-$1.00  $    0.42

Options exercised      (1,000)      (100)  (1,100)    (1,100)  $0.25-$0.40  $    0.26

Options expired             -       (350)    (350)      (300)  $0.40-$0.75  $    0.61
                     ---------  ---------  -------  ---------

Options outstanding
  at June 30, 2001        351      1,125    1,476        150   $0.40-$1.00  $    0.46
                     =========  =========  =======  =========


     Following  is  a  summary  of  outstanding  options  at  June  30,  2001:

       NUMBER OF SHARES       VESTED       EXPIRATION DATE   EXERCISE PRICE
       ----------------  ----------------  ----------------  --------------

              150               150          October, 2001     $       0.75
            1,276                 -          December, 2003            0.40
               50                 -          December, 2003            1.00
            -----             -----

            1,476               150
            =====             =====



                                    Continued

                               ENDOVASC LTD., INC.

                    (A CORPORATION IN THE DEVELOPMENT STAGE)

                    NOTES TO FINANCIAL STATEMENTS, CONTINUED
                                   __________


7.    STOCK  OPTIONS  AND  WARRANTS,  CONTINUED
      -----------------------------------------

     During the year ended June 30, 2001 and 2000, the Company issued stock warrants to certain companies in payment of stock offering costs, some of which were subsequently exercised, as follows (in thousands):


                                                                  WEIGHTED
                                                                  AVERAGE
                               NUMBER OF   EXERCIS-    EXERCISE   EXERCISE
                                SHARES      ABLE        PRICE     PRICE
                              ----------  ---------  -----------  ------

     Warrants issued                833        833   $0.10-$1.89  $ 0.82

     Warrants cancelled               -          -             -       -

     Warrants exercised               -          -             -       -
                              ----------  ---------

     Warrants outstanding at
       June 30, 2000                833        833   $0.10-$1.89  $ 0.82

     Warrants issued              1,000      1,000   $0.01        $ 0.01

     Warrants cancelled               -          -             -       -

     Warrants exercised          (1,250)    (1,250)  $0.01-$0.10  $ 0.03
                              ----------  ---------

     Warrants outstanding at
       June 30, 2001                583        583   $0.10-$1.89  $ 1.12
                              ==========  =========

     The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation", requires use of option valuation models that were not developed for use in valuing employee stock options.

     Proforma information regarding net income and earnings per share is required by Statement No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 2001 and 2000: risk-free interest rate of 5%; no dividend yield; weighted average volatility factor of the expected market price of the Company's common stock of 0.70; and a weighted-average expected life of the options of 3 years.


                                    Continued

                              ENDOVASC LTD., INC.

                    (A CORPORATION IN THE DEVELOPMENT STAGE)

                    NOTES TO FINANCIAL STATEMENTS, CONTINUED
                                   __________

7.   STOCK  OPTIONS  AND  WARRANTS,  CONTINUED
     -----------------------------------------

     The Black-Scholes option valuation model was developed for use in estimating fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

     For purposes of proforma disclosures, the estimated fair value of the options is included in expense at the date of issuance. The Company's proforma information is as follows (in thousands, except per share data):


                                                     2001      2000
                                                   --------  --------
       Net loss available to common stockholders   $(2,842)  $(2,975)

       Proforma net loss available to common
         stockholders                              $(2,992)  $(2,975)

       Proforma basic and dilutive loss per share  $ (0.17)  $ (0.31)


8.   PREFERRED  STOCK
     ----------------

     The Company's articles of incorporation authorize the issuance of up to 20,000,000 shares of preferred stock with characteristics determined by the Company's board of directors. Effective May 5, 2000, the board of directors authorized the issuance and sale of up to 55,000 shares of Series A 8% convertible preferred stock.

     On May 9, 2000, the Company issued 15,000 shares of $0.001 par value and $100 per share liquidation value Series A 8% non-voting convertible preferred stock for $1,500,000. The actual proceeds received by the Company were $1,040,300, which are net of related offering costs. During the year ended June 30, 2001, the Company issued an additional 15,000 shares of the Series A preferred stock for cash proceeds to the Company of $1,223,247, which is net of related offering costs of $276,753. In addition, the Company issued as a finders fee, warrants to purchase 1,000,000 shares of common stock at $0.01 per share, which resulted in additional offering costs of $162,000.


                                    Continued

                               ENDOVASC LTD., INC.

                    (A CORPORATION IN THE DEVELOPMENT STAGE)

                    NOTES TO FINANCIAL STATEMENTS, CONTINUED
                                   __________

8.   PREFERRED  STOCK,  CONTINUED
     ----------------------------

     The Series A convertible preferred stock can be converted to common stock at any time at the option of the holder. The conversion rate is the stated value per share plus any accrued and unpaid dividends divided by 85% of the average of the three lowest closing bid prices of the Company's common stock for the thirty trading days immediately preceding May 9, 2000, or 70% of the average of the three lowest closing bid prices for the thirty days immediately preceding the conversion date of the respective preferred stock. During the year ended June 30, 2001, 14,240 shares of preferred stock were converted to 16,501,251 shares of common stock.

     In addition, the Series A preferred stockholders were originally obligated to purchase an additional 30,000 shares, of which 15,000 shares were purchased during the year ended June 30, 2001, of Series A 8% convertible preferred stock at the option of the Company subject to the Company's compliance with various covenants. The Company has violated certain of these covenants but the stockholders retain the right to waive any violations. The purchase price of additional shares is $100 per share.

     If the conversion price is lower than the initial price at the date of issue, the Company has the right to redeem the shares of Series A preferred stock at 130% of its liquidation value per share.

9.   LOSS  PER  COMMON  SHARE
     ------------------------

     The following table sets forth the computation of basic and diluted net loss per common share (in thousands, except share data):

                                                        2001        2000
                                                     ------------  -----------

     Basic loss per common share:
       Net loss before extraordinary item            $    (2,842)  $   (2,848)
       Extraordinary item                                      -         (127)
       Preferred stock dividends                            (135)         - _
                                                     ------------  -----------

         Net loss available for common shareholders  $    (2,977)  $   (2,975)
                                                     ============  ===========


       Weighted average common shares outstanding     17,269,229    9,575,153
                                                     ============  ===========

       Basic net loss per common share before
         extraordinary item                          $     (0.17)  $    (0.30)
       Extraordinary item                                    - _        (0.01)
                                                     ------------  -----------

         Basic net loss per common share             $     (0.17)  $    (0.31)
                                                     ============  ===========


                                    Continued

                              ENDOVASC LTD., INC.

                    (A CORPORATION IN THE DEVELOPMENT STAGE)

                    NOTES TO FINANCIAL STATEMENTS, CONTINUED

                                   __________


9.   LOSS  PER  COMMON  SHARE
     ------------------------

      Diluted loss per common share:
        Net loss before extraordinary item           $    (2,842)  $   (2,848)
        Extraordinary item                                   - _         (127)
                                                     ------------  -----------

          Net loss available to common shareholders  $    (2,842)  $   (2,975)
                                                     ============  ===========

        Weighted average shares outstanding           17,269,229    9,575,153
                                                     ============  ===========

        Fully diluted net loss per common share
          before extraordinary item                  $     (0.16)  $    (0.30)
        Extraordinary item                                     -        (0.01)
                                                     ------------  -----------

          Fully diluted net loss per common share    $     (0.16)  $    (0.31)
                                                     ============  ===========


10.  COMMITMENTS  AND  CONTINGENCIES
      ------------------------------

     The Company was named as a defendant in a civil lawsuit styled David F. Miller v. Endovasc Ltd., Inc. The plaintiff claimed damages as a result of an alleged breach of a consulting contract with the Company. A bench trial was held on May 14, 2001. On June 15, 2001, a judgment was entered against the Company in the amount of $3,240,000 plus pre- and post-judgment interest. The Company filed a motion for a new trial, and the parties participated in mediation prior to a ruling on the Company's motion for a new trial. The mediation resulted in a settlement, which was entered into the Court records on August 10, 2001. As a result of the settlement, the Company issued 8,000,000 free-trading shares of the Company's common stock in the name of the plaintiff, based on an exemption from registration provided by Section 3(a)(10) of the Securities Act of 1933 as amended. The settlement terminated all disputes of any kind between the parties, and also terminated a related matter styled David F. Miller v. Gary Ball. A liability, based on the fair market value of the 8,000,000 shares of common stock issued, of $408,000 is included in accrued liabilities at June 30, 2001.

     The Company is subject to certain other legal proceedings and claims which arose in the ordinary course of its business. In the opinion of management, the amount of ultimate liability with respect to these actions will not materially affect the financial position, results of operations or cash flows of the Company.

     The Company has entered into a one-year lease agreement for office space which is accounted for as an operating lease. Rent expense for the years ended June 30, 2001 and 2000 was $21,000 and $17,250, respectively. In addition, the Company leases equipment under capital leases which expire at various dates through 2006. Future minimum lease payments having initial or noncancellable lease terms in excess of one year are as follows:


                                    Continued

                              ENDOVASC LTD., INC.

                    (A CORPORATION IN THE DEVELOPMENT STAGE)

                    NOTES TO FINANCIAL STATEMENTS, CONTINUED
                                   __________


10.  COMMITMENTS  AND  CONTINGENCIES,  CONTINUED
     -------------------------------------------

                                                 CAPITAL
                                                 LEASES_
                                                ---------
     2002                                       $     58
     2003                                             54
     2004                                             25
     2005                                              9
     2006                                              5
                                                ---------

       Total payments                                151
       Less amount representing interest             (42)
                                                ---------

       Present value of minimum lease payments       109
       Less current portion                          (35)
                                                ---------

       Obligations under capital lease, net of
         current portion                        $     74
                                                =========

11.  GOING  CONCERN  CONSIDERATIONS
     ------------------------------

     Since its inception, as a development stage enterprise, the Company has not generated significant revenue and has been dependent on debt and equity raised from individual investors to sustain its operations. The Company has conserved cash by issuing its common stock to satisfy obligations, to compensate individuals and vendors and to settle disputes that have arisen. However, during the years ended June 30, 2001 and 2000, the Company incurred net losses (in thousands) of $(2,842) and $(2,975), respectively, and negative cash flows from operations of $(1,943) and $(1,567), respectively. These factors along with a $(841) negative working capital position at June 30, 2001 raise substantial doubt about the Company's ability to continue as a going concern.

     Management plans to take specific steps to address its difficult financial situation as follows:

     1. In the near term, the Company plans to receive a sum total not to exceed $512,000 from a third-party sponsor for the purpose of agreed-upon research.

     - In the near term the Company plans additional private sales of debt and common and preferred stock to qualified investors to fund its current operations.

     - In the intermediate term, the Company plans a public registration of its common stock under the Securities and Exchange Act of 1933 to provide a means of expanding the market for its common stock and to provide a means of obtaining the funds necessary to bring its products to the commercial market.


                                    Continued

                               ENDOVASC LTD., INC.
                    (A CORPORATION IN THE DEVELOPMENT STAGE)
                    NOTES TO FINANCIAL STATEMENTS, CONTINUED
                                   __________


11.  GOING  CONCERN  CONSIDERATIONS,  CONTINUED
     ------------------------------------------

     - In the long-term, the Company believes that cash flows from commercialization of its products will provide the resources for continued operations.


     There can be no assurance that the Company's planned private sales of debt and equity securities or its planned public registration of common stock will be successful or that the Company will have the ability to commercialize its products and ultimately attain profitability. The Company's long-term viability as a going concern is dependent upon three key factors, as follows:


     - The Company's ability to obtain adequate sources of debt or equity funding to meet current commitments and fund the commercialization of its products.


     - The ability of the Company to obtain positive test results of its products in clinical trials.


     - The ability of the Company to ultimately achieve adequate profitability and cash flows to sustain its operations.



12.     NON-CASH  INVESTING  AND  FINANCING  ACTIVITIES
        -----------------------------------------------

     During the years ended June 30, 2001 and 2000, and for the period of inception, June 10, 1996 to June 30, 2001 the Company engaged in certain non-cash investing and financing activities as follows (in thousands):



                                                                     INCEPTION
                                                2001        2000      TO DATE
                                             ----------  ----------  ---------
       Common stock issued in exchange for
         equity securities                   $        -  $        -  $     302
                                             ==========  ==========  =========

       Common stock issued upon conversion
         of debentures                       $        -  $      842  $   1,289
                                             ==========  ==========  =========

       Common stock issued for services and
         license and patent rights           $      302  $       63  $   2,936
                                             ==========  ==========  =========

       Common stock issued in settlement of
         lawsuit and related liabilities     $        -  $      193  $     193
                                             ==========  ==========  =========

       Warrants issued for services          $      162  $      - _  $     162
                                             ==========  ==========  =========


                                    Continued

                               ENDOVASC LTD., INC.
                    (A CORPORATION IN THE DEVELOPMENT STAGE)
                    NOTES TO FINANCIAL STATEMENTS, CONTINUED
                                   __________


12.  NON-CASH INVESTING AND FINANCING ACTIVITIES, CONTINUED
     ------------------------------------------------------

     Conversion of note payable to share-
       holder to common stock              $443  $148  $591
                                           ====  ====  ====

     Conversion of dividends payable to
       common stock                        $ 65  $  -  $ 65
                                           ====  ====  ====

     Reduction of note payable to stock-
       holder and accrued liabilities
       through exercise of stock options   $275  $  -  $275
                                           ====  ====  ====

     Issuance of notes payable for
       insurance                           $ 37  $  -  $ 37
                                           ====  ====  ====

     Issuance of notes payable for the
       purchase of equipment               $124  $  -  $124
                                           ====  ====  ====


13.  401(K)  PLAN
     ------------

     The Endovasc Ltd., Inc. 401(k) Plan (the "Plan"), which was implemented in June 2001, covers all of the Company's employees who are United States citizens, at least 21 years of age and have completed at least six months of service with the Company. Pursuant to the Plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit and have the amount of such reduction contributed to the Plan. The Plan provides for the Company to make discretionary contributions as authorized by the board of directors; however, no Company contributions have been made as of June 30, 2001.


14.  SUBSEQUENT EVENTS
     ------------------

     The Company entered into an agreement to acquire Intermed 2000, Inc., a life science company with headquarters in Israel. The potential acquisition is subject to a number of conditions, including a due diligence review by both companies.

     Subsequent to June 30, 2001, the board of directors approved the purchase by the Company of up to 1,400,000 shares of its common stock.

ITEM  1.   FINANCIAL  STATEMENTS
-------    ---------------------

           Balance  Sheet  as  of  September  30,  2001

           Statement  of  Operations  for  the  three  months
             ended  September  30,  2001  and  2000,  and  for
             the  period  from  inception,  June  10,  1996,
             to  September  30,  2001

           Statement  of  Stockholders'  Deficit  for
             the  three  months  ended  September  30,  2001
             and  2000,  and  for  the  period  from  inception,
             June  10,  1996,  to  September  30,  2001

           Statement  of  Cash  Flows  for  the  three  months
             ended  September  30,  2001  and  2000,  and  for
             the  period  from  inception,  June  10,  1996,
             to  September  30,  2001

           Notes  to  Financial  Statements

                              ENDOVASC LTD., INC.

                    (A CORPORATION IN THE DEVELOPMENT STAGE)

                                  BALANCE SHEET

                      SEPTEMBER 30, 2001 AND JUNE 30, 2001
                                   __________

                        (IN THOUSANDS, EXCEPT SHARE DATA)



                                                          SEPTEMBER 30,     JUNE 30,
                                                             2001             2001
          ASSETS                                          (UNAUDITED)        (NOTE)
          ------                                        ---------------  ---------------
Current assets:
  Cash and cash equivalents                             $            8   $          117
  Accounts receivable                                              241                -
  Other current assets                                              28               47
                                                        ---------------  ---------------

    Total current assets                                           277              164

Property and equipment, net                                        201              214
Other assets, net                                                  140              144
                                                        ---------------  ---------------

      Total assets                                      $          618   $          522
                                                        ===============  ===============

LIABILITIES AND STOCKHOLDERS' DEFICIT
-------------------------------------

Current liabilities:
  Current maturities of long-term debt                  $           85   $           43
  Current portion of obligations under capital leases               35               35
  Note payable to shareholder                                      124               99
  Accounts payable                                                 279              296
  Accrued liabilities                                              113              532
                                                        ---------------  ---------------

    Total current liabilities                                      636            1,005

Long-term debt, net of current maturities                           25               28
Long-term obligations under capital leases                          58               74
Convertible debentures                                             400             -  _
                                                        ---------------  ---------------

      Total liabilities                                          1,119            1,107
                                                        ---------------  ---------------

Commitment and contingencies

Stockholders' deficit:
  Common stock, $.001 par value, 100,000,000 shares
    authorized, 61,783,831 shares issued and
    40,253,331 shares outstanding                                   62               40
  Preferred stock, $.001 par value, 20,000,000 shares
    authorized, 12,693 + 15,760 shares of Series A 8%
    cumulative convertible preferred stock issued and
    outstanding, stated value $100 per share                         -                -
  Additional paid-in capital                                     8,791            8,121
  Losses accumulated during the development stage               (9,332)          (8,729)
  Treasury stock                                                   (22)             (17)
                                                        ---------------  ---------------

    Total stockholders' deficit                                   (501)            (585)
                                                        ---------------  ---------------

      Total liabilities and stockholders' deficit       $          618   $          522
                                                        ===============  ===============

     Note: The balance sheet at June 30, 2001 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

                     The accompanying notes are an integral
                       part of these financial statements.

                              ENDOVASC LTD., INC.

                    (A CORPORATION IN THE DEVELOPMENT STAGE)

                            STATEMENT OF OPERATIONS

           FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2001 AND 2000 AND

      FOR THE PERIOD FROM INCEPTION, JUNE 10, 1996, TO SEPTEMBER 30, 2001

                                   __________

                        (IN THOUSANDS, EXCEPT SHARE DATA)


                                           THREE  MONTHS  ENDED
                                      --------------------------------  INCEPTION  TO
                                       SEPTEMBER 30,    SEPTEMBER 30,    SEPTEMBER 30,
                                            2001             2000           2001
                                      ---------------  ---------------  ---------------
Income:
  Sales                               $            -   $            -   $          104
  Interest income                                  1                -               28
  Other income                                   246             -  _              255
                                      ---------------  ---------------  ---------------

    Total income                                 247                -              387

Costs and expenses:
  Operating, general and adminis-
    trative expenses                             384              237            4,711
  Research and development costs                 261              319            3,785
  Interest expense                               177               30              525
  Settlement with former employee               -  _             -  _              408
                                      ---------------  ---------------  ---------------

    Total costs and expenses                     822              586            9,429
                                      ---------------  ---------------  ---------------

Net loss before extraordinary item              (575)            (586)          (9,042)

Extraordinary loss on extinguishment
  of convertible debentures                     -  _             -  _             (127)
                                      ---------------  ---------------  ---------------

Net loss                              $         (575)  $         (586)  $       (9,169)
                                      ===============  ===============  ===============


Weighted average shares outstanding       48,898,796       12,714,918
                                      ===============  ===============


Basic and diluted net loss per
  common share                        $        (0.01)  $        (0.05)
                                      ===============  ===============

                     The accompanying notes are an integral
                       part of these financial statements.

                              ENDOVASC LTD., INC.

                    (A CORPORATION IN THE DEVELOPMENT STAGE)

                  STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

                  FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2001
                                   __________

                        (IN THOUSANDS, EXCEPT SHARE DATA)


                                                                                                     LOSSES
                                                                                                   ACCUMULATED
                                    COMMON STOCK      PREFERRED STOCK    ADDITIONAL                DURING THE
                                 ------------------- -----------------    PAID-IN      TREASURY    DEVELOPMENT
                                 AMOUNT     SHARES    AMOUNT   SHARES     CAPITAL       STOCK         STAGE        TOTAL
                                 -------  ----------  -------  -------  ------------  ----------  -------------  ---------

Balance at June 30, 2001         $    40  40,253,331  $     -  15,760   $     8,121   $     (17)  $     (8,729)  $   (585)

Stock issued for services              3   2,750,000        -       -            88           -              -         91

Stock issued in settlement of
  lawsuit                              8   8,000,000        -       -           400           -              -        408

Purchase of treasury stock             -           -        -       -             -          (5)             -         (5)

Dividends declared on preferred
  stock                                -           -        -       -             -           -            (28)       (28)

Conversion of preferred stock
  to common stock                     10  10,178,382        -  (3,067)          (10)          -              -          -

Stock issued as payment of
  dividends on preferred stock         1     602,118        -       -            21           -              -         22

Effect of the beneficial con-
  version feature of the con-
  vertible debentures                  -           -        -       -           171           -              -        171

Net loss                            -  _        -  _     -  _    -  _          -  _        -  _           (575)      (575)
                                 -------  ----------  -------  -------  ------------  ----------  -------------  ---------

Balance at September 30, 2001    $    62  61,783,831  $  -  _  12,693   $     8,791   $     (22)  $     (9,332)  $   (501)
                                 =======  ==========  =======  =======  ============  ==========  =============  =========

                     The accompanying notes are an integral
                       part of these financial statements.

                              ENDOVASC LTD., INC.

                    (A CORPORATION IN THE DEVELOPMENT STAGE)

                        CONDENSED STATEMENT OF CASH FLOWS

          FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2001 AND 2000, AND

      FOR THE PERIOD FROM INCEPTION, JUNE 10, 1996, TO SEPTEMBER 30, 2001
                                   __________

                                 (IN THOUSANDS)


                                                          THREE MONTHS ENDED
                                                   --------------------------------   INCEPTION TO
                                                    SEPTEMBER 30,    SEPTEMBER 30,    SEPTEMBER 30,
                                                        2001             2000           2001   _
                                                   ---------------  ---------------  ---------------
Cash flows from operating activities:
  Net loss                                         $         (575)  $         (586)  $       (9,169)
  Adjustments to reconcile net loss to net
    cash used in operating activities:
    Common stock and stock options issued
      as compensation for services                             91                -            2,680
    Extraordinary loss                                          -                -              127
    Write down of long-lived assets to fair
      value                                                     -                -              285
    Depreciation and amortization expense                      17                7               92
    Deferred income tax expense                                 -                -                8
    Amortization of discount on convertible
      debentures                                              171                -              421
    Changes in operating assets and liabilities:
      (Increase) decrease in other assets                    (222)               -             (336)
      Increase (decrease) in accounts payable
        and accrued liabilities                               (34)             129              737
                                                   ---------------  ---------------  ---------------

        Net cash used in operating activities                (552)            (450)          (5,155)
                                                   ---------------  ---------------  ---------------

Cash flows from investing activities:
  Capital expenditures                                          -              (65)            (142)
  Proceeds received from repayment of loan to
    stockholder                                              -  _             -  _               72
                                                   ---------------  ---------------  ---------------

        Net cash used in investing activities                -  _              (65)             (70)
                                                   ---------------  ---------------  ---------------

Cash flows from financing activities:
  Proceeds from sale of equity securities                       -                -              337
  Proceeds from sale of common stock                            -               25              212
  Proceeds from sale of convertible debentures                400                -            1,437
  Net proceeds from issuance of preferred
    stock                                                       -                -            2,263
  Issuance of notes payable                                    47                5              153
  Repayment of notes payable                                   (8)               -              (72)
  Payments of obligations under capital leases                (16)               -              (39)
  Proceeds from advances from stockholders                     25                -              969
  Repayments of notes to stockholder                            -               (5)              (5)
  Purchase of treasury stock                                   (5)            -  _              (22)
                                                   ---------------  ---------------  ---------------

        Net cash provided by financing
          activities                                          443               25            5,233
                                                   ---------------  ---------------  ---------------

Net increase (decrease) in cash and cash
  equivalents                                                (109)            (490)               8

Cash and cash equivalents at beginning of
  period                                                      117              926             -  _
                                                   ---------------  ---------------  ---------------

Cash and cash equivalents at end of period         $            8   $          436   $            8
                                                   ===============  ===============  ===============

Supplemental disclosure of cash flow information:

  Cash paid for interest expense                   $            6   $            -   $          104
                                                   ===============  ===============  ===============

  Cash paid for income taxes                       $         -  _   $         -  _   $         -  _
                                                   ===============  ===============  ===============

                     The accompanying notes are an integral
                       part of these financial statements.

                               ENDOVASC LTD., INC.

                    (A CORPORATION IN THE DEVELOPMENT STAGE)

                          NOTES TO FINANCIAL STATEMENTS
                                   __________

1.   INTERIM  FINANCIAL  STATEMENTS
     ------------------------------

     The accompanying unaudited interim financial statements have been prepared in accordance with generally accepted accounting principles and the rules of the U.S. Securities and Exchange Commission, and should be read in conjunction with the audited financial statements and notes thereto for the year ended June 30, 2001. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been included. Operating results for the interim periods are not necessarily indicative of the results that may be expected for the respective full year.

     A summary of the Company's significant accounting policies and other information necessary to understand the interim financial statements is presented in the Company's audited financial statements for the years ended June 30, 2001 and 2000. Accordingly the Company's audited financial statements should be read in connection with these financial statements.


2.   INCOME  TAXES
     -------------

     The difference between the 34% federal statutory income tax rate and amounts shown in the accompanying interim financial statement is primarily attributable to an increase in the valuation allowance applied against the tax benefit from utilization of net operating loss carryforwards.


3.   CONVERTIBLE  DEBENTURES
     -----------------------

     During the three months ended September 30, 2001, the Company issued $400,000 in convertible debentures. The debentures bear interest at 8% per year payable quarterly in arrears. The debentures mature in September 2003 and are convertible, at the option of the holder, to shares of the Company's common stock at a conversion price per share equal to the lower of (i) 85% of the average of the three lowest closing prices for the common stock for the thirty days prior to the closing date of the debentures; or
     (ii) 70% of the average of the three lowest closing prices for the common stock for the thirty days prior to the conversion date. Accordingly, the actual weighted average interest rate on these debentures, including the effect of the cost of the beneficial conversion feature, is approximately 23%.

                               ENDOVASC LTD., INC.

                        (A DEVELOPMENT STAGE CORPORATION)

                        NOTES TO THE FINANCIAL STATEMENTS
                                   __________

4.   PREFERRED  STOCK
     ----------------

     The Company's articles of incorporation authorize the issuance of up to 20,000,000 shares of preferred stock with characteristics determined by the Company's board of directors. Effective May 5, 2000, the board of directors authorized the issuance and sale of up to 55,000 shares of Series A 8% convertible preferred stock.

     On May 9, 2000, the Company issued 15,000 shares of $0.001 par value and $100 per share stated and liquidation value Series A 8% non-voting convertible preferred stock for $1,500,000. The actual proceeds received by the Company were $1,040,300, which are net of related offering costs. The Series A convertible preferred stock can be converted to common stock at any time at the option of the holder. The conversion rate is the stated value per share plus any accrued and unpaid dividends divided by 85% of the average of the three lowest closing bid prices of the Company's common stock for the thirty trading days immediately preceding May 9, 2000, or 70% of the average of the three lowest closing bid prices for the thirty days immediately preceding the conversion of the respective preferred stock. During the three months ended September 30, 2001, 3,067 shares of preferred stock were converted to 10,178,382 shares of common stock.

     In addition, the Series A preferred stockholders are obligated to purchase an additional 30,000 shares of Series A 8% convertible preferred stock ("Put Stock") at the option of the Company subject to the Company being in compliance with various covenants. The Company is currently not in compliance with these covenants but the stockholders maintain a right to waive any violations. The purchase price of the additional shares is $100 per share, which is its stated and liquidation value. During November 2000, the Company issued an additional 7,500 shares of this Series A preferred stock for proceeds to the Company of $569,757, which is net of related offering costs.

     If the conversion price is lower than the initial price on the date of issue, the Company has the right to redeem the shares of Series A 8% convertible preferred stock at 130% of its stated value per share.


5.   RESEARCH  AGREEMENT
     -------------------

     Effective  July  1,  2001,  the  Company  entered into an External Research
     Agreement with another company (the "Sponsor") whereby the Sponsor has agreed to assist in the funding of the Company's research and development related to its Nicotine Receptor Agonist. The Sponsor has agreed to fund a maximum of $511,829, of which $240,680 was recorded as other income in the accompanying statement of operations for the three months ended September 30, 2001.

================================================================================




                             UP TO $589,000 WORTH OF

                                  COMMON STOCK

                                       AND

                              26,565,592 SHARES OF

                                  COMMON STOCK




                               ENDOVASC LTD., INC.




                                -----------------

                                   PROSPECTUS

                                -----------------




                    THE DATE OF THIS PROSPECTUS IS  [    ]


================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM  24.  INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS

     Section 78.751 of the Nevada General Corporation Law allows us to indemnify any person who was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was our Director, officer, employee or agent, or is or was serving at our request as a Director, officer, employee or agent of any corporation, partnership, joint venture, trust or other enterprise. We may advance expenses in connection with defending any such proceeding, provided the indemnitee undertakes to pay any such amounts if it is later determined that such person was not entitled to be indemnified by us.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our Directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


ITEM  25.  OTHER  EXPENSES  OF  ISSUANCE  AND  DISTRIBUTION

         The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities offered hereby.



      SEC registration fee. . . . . . . . . . . .  $    148.00
      Accountant's fees and expenses. . . . . . .       500.00
      Legal fees. . . . . . . . . . . . . . . . .    25,000.00

          Total . . . . . . . . . . . . . . . . .  $ 25,648.00


ITEM  26.  RECENT  SALES  OF  UNREGISTERED  SECURITIES

The following is a summary of recent sales of unregistered securities that we have accounted for prior to the end of our third operating quarter, ended March 31, 2000.

1. On or about July 25, 1997, we issued at total of 300,000 of our common stock pursuant to the exemption for registration provided by Regulation D. We relied on such exemption from registration based upon the fact that issuance of these shares complied with the requirements of Regulation D and that we made the required informational filing pursuant to Regulation D. The total consideration paid the shares was $300,000, or $1.00 per share. Such shares were issued to the following individuals in the following amounts:

     Name                    Shares
     ----                    -------

     Ronald & Judy Neddings   15,000
     Paul & Helen Jones       30,000
     Rafael and Ana Moreno    30,000
     Drexal Global Fund      100,000
     Ebensfeld Corporation   125,000


2. On or about September 26, 1997, we issued 382,571 shares of our common stock for a total consideration of $500,000, or $1.30 per share. Such shares were issued pursuant to the exemption from registration under
     Section 4(2) of the Securities Act of 1933, as amended. Such shares were issued to the following individuals in the following amounts:

     Name                         Shares
     ----                         -------

     Richard M. Johnson & Assoc.  300,000
     James Mundt                    3,571
     Claudio R. Roman              20,000
     M. Dwight Cantrell            25,000
     Nick Nichols                  10,000
     Lester Summers                 1,000
     Dorothy Summers                1,000
     Allan Burns                    5,000
     Dan Halman                     2,000
     Eric Gilles                   10,000
     Charles Siedel                 5,000
     Susan Cohen, Esq.              2,044


3. On or about November 13, 1997, we issued 200,000 shares to Geothermica, in consideration of certain patent rights. Such shares were valued at $4.00 per share and were issued pursuant to the exemption from registration under
     Section  4(2)  of  the  Securities  Act  of  1933,  as  amended.

4. On or about June 16, 1998, we issued 100,000 shares of our common stock to Alexander H. Walker Jr., in consideration for legal services rendered to us. Such shares were valued at $1.00 per share and were issued pursuant to the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.

5. On or about June 16, 1998, we issued 300,000 shares of our common stock to Dorothy Summers,in exchange for services. Such shares were valued at $1.00 per share and were issued pursuant to the exemption from registration under
     Section  4(2)  of  the  Securities  Act  of  1933,  as  amended.

6. On or about June 30, 1998, we issued 50,000 shares of our common stock to Danilo D. Lasic,in exchange for technical advisement services rendered to us. Such shares were valued at $1.00 per share and were issued pursuant to the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.

7. On or about September 23, 1998, we issued 18,987 shares of our common stock to Nick A. Nichols Jr., in exchange for patent counsel and filing services. Such shares were valued at $1.00 per share and were issued pursuant to the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.

8. On or about September 24, 1998, we issued 25,000 shares of our common stock to M. Dwight Cantrell, in exchange for services. Such shares were valued at $1.00 per share and were issued pursuant to the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.

9. On or about September 28, 1998, we issued 1,416 shares of our common stock to Janet S. Clark, in exchange for services. Such shares were valued at $1.00 per share and were issued pursuant to the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.

10. On or about September 28, 1998, we issued 1,190 shares of our common stock to James Mundt, in exchange for dividends. Such shares were valued at $1.00 per share and were issued pursuant to the exemption from registration under
     Section  4(2)  of  the  Securities  Act  of  1933,  as  amended.


11. On or about October 19, 1998, we issued 2,083 shares of our common stock to Alenka Lasic, in exchange for services rendered in connection with designing our brochures and website. Such shares were valued at $1.00 per share and were issued pursuant to the exemption from registration under
     Section  4(2)  of  the  Securities  Act  of  1933,  as  amended.

12. On or about November 19, 1998, we issued 14,380 shares of our common stock to Susan Cohen, in consideration for legal services rendered to us. Such shares were valued at $1.00 per share and were issued pursuant to the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.

13. On or about November 30, 1998, we issued 50,000 shares of our common stock to James D. Regan, in exchange for technical advisement services rendered to us. Such shares were valued at $1.00 per share and were issued pursuant to the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.

14. On or about November 30, 1998, we issued 10,416 shares of our common stock to Alenka Lasic, in exchange for services rendered in connection with designing Company brochures and designing our website. Such shares were valued at $1.00 per share and were issued pursuant to the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.

15. On or about December 29, 1998, we issued 650,000 shares of our common stock to Edward H. Burnbaum, in exchange for escrow. Such shares were valued at $1.00 per share and were issued pursuant to the exemption from registration under Rule 504 of Regulation D. We relied on such exemption from registration based upon the fact that issuance of these shares complied with the requirements of Regulation D and we made the required informational filing pursuant to Regulation D.

16. On or about January 8, 1999, we issued 35,556 shares of our common stock to Amram Rothman, in exchange for purchase. Such shares were valued at $1.00 per share and were issued pursuant to the exemption from registration under Rule 504 of Regulation D. We relied on such exemption from registration based upon the fact that issuance of these shares complied with the requirements of Regulation D and we made the required informational filing pursuant to Regulation D.

17. On or about January 14, 1999, we issued 20,000 shares of our common stock to Phoenix Investment Group, in exchange for services. Such shares were valued at $1.00 per share and were issued pursuant to the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.

18. On or about January 14, 1999, we issued 5,200 shares of our common stock to James Regan, in exchange for technical advisement services rendered to us. Such shares were valued at $1.00 per share and were issued pursuant to the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.

19. On or about January 22, 1999, we issued 10,116 shares of our common stock to Alenka Lasic, in exchange for services rendered in connection with designing Company brochures and designing our website. Such shares were valued at $1.00 per share and were issued pursuant to the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.

20. On or about January 28, 1999, we issued 80,000 shares of our common stock to Amram Rothman, in exchange for purchase. Such shares were valued at $1.00 per share and were issued pursuant to the exemption from registration under Rule 504 of Regulation D. We relied on such exemption from registration based upon the fact that issuance of these shares complied with the requirements of Regulation D and we made the required informational filing pursuant to Regulation D.

21. On or about February 3, 1999, we issued 2,000 shares of our common stock to John G. Charles, in exchange for services. Such shares were valued at $1.00 per share and were issued pursuant to the exemption from registration under
     Section  4(2)  of  the  Securities  Act  of  1933,  as  amended.

22. On or about February 3, 1999, we issued 5,200 shares of our common stock to James D. Regan, in exchange for technical advisement services rendered to us. Such shares were valued at $1.00 per share and were issued pursuant to the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.

23. On or about February 18, 1999, we issued 106,667 shares of our common stock to Amram Rothman, in exchange for purchase. Such shares were valued at $1.00 per share and were issued pursuant to the exemption from registration under Rule 504 of Regulation D. We relied on such exemption from registration based upon the fact that issuance of these shares complied with the requirements of Regulation D and we made the required informational filing pursuant to Regulation D.

24. On or about February 23, 1999, we issued 100,000 shares of our common stock to Patrick M. Rost, in exchange for services. Such shares were valued at $1.00 per share and were issued pursuant to the exemption from registration under Rule 504 of Regulation D. We relied on such exemption from registration based upon the fact that issuance of these shares complied with the requirements of Regulation D and we made the required informational filing pursuant to Regulation D.

25. On or about February 23, 1999, we issued 5,000 shares of our common stock to Shawn F. Hackman in exchange for services. Such shares were valued at $1.00 per share and were issued pursuant to the exemption from registration under Rule 504 of Regulation D. Mr. Hackman returned these shares to us on or about September 1, 1999. We relied on such exemption from registration based upon the fact that issuance of these shares complied with the requirements of Regulation D and we made the required informational filing pursuant to Regulation D.

26. On or about March 9, 1999, we issued 248,889 shares of our common stock to Amram Rothman, in exchange for purchase. Such shares were valued at $1.00 per share and were issued pursuant to the exemption from registration under Rule 504 of Regulation D. We relied on such exemption from registration based upon the fact that issuance of these shares complied with the requirements of Regulation D and we made the required informational filing pursuant to Regulation D.

27. On or about March 23, 1999, we issued 13,201 shares of our common stock to Hiroko Yoshida, in exchange for technical advisement services rendered to us. Such shares were valued at $1.00 per share and were issued pursuant to the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.

28. On or about April 6, 1999, we issued 127,348 shares of our common stock to Amram Rothman, in exchange for services. Such shares were valued at $1.00 per share and were issued pursuant to the exemption from registration under Rule 504 of Regulation D. We relied on such exemption from registration based upon the fact that issuance of these shares complied with the requirements of Regulation D and we made the required informational filing pursuant to Regulation D.

29. On or about April 13, 1999, we issued 5,166 shares of our common stock to Alenka Lasic, in exchange for services rendered in connection with designing Company brochures and designing our website. Such shares were valued at $1.00 per share and were issued pursuant to the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.

30. On or about April 19, 1999, we issued 187,324 shares of our common stock to Mr. Amram Rothman, in debt conversion. Such shares were valued at $0.3203 and were issued pursuant to the exemption from registration under Rule 504 of Regulation D. We relied on such exemption from registration based upon the fact that issuance of these shares complied with the requirements of Regulation D and we made the required informational filing pursuant to Regulation D.

31. On or about April 29, 1999, we issued 139,132 shares of our common stock to Mr. Amram Rothman, in debt conversion. Such shares were valued at $0.35937 per share and were issued pursuant to the exemption from registration under Rule 504 of Regulation D. We relied on such exemption from registration based upon the fact that issuance of these shares complied with the requirements of Regulation D and we made the required informational filing pursuant to Regulation D.

32. On or about May 20, 1999, we issued 65,308 shares of our common stock to Amram Rothman, in exchange for purchase. Such shares were valued at $1.00 per share and were issued pursuant to the exemption from registration under Rule 504 of Regulation D. We relied on such exemption from registration based upon the fact that issuance of these shares complied with the requirements of Regulation D and we made the required informational filing pursuant to Regulation D.

33. On or about May 27, 1999, we issued 1,000 shares of our common stock to Janet S. Clark, in exchange for services. Such shares were valued at $0.3828 per share and were issued pursuant to the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.

34. On or about June 8, 1999, we issued 16,487 shares of our common stock to Hiroko Yoshida, in exchange for services. Such shares were valued at $1.00 per share and were issued pursuant to the exemption from registration under
     Section  4(2)  of  the  Securities  Act  of  1933,  as  amended.

35. On or about June 24, 1999, we issued 124,444 shares of our common stock to Amram Rothman, in exchange for purchase. Such shares were valued at $0.28125 per share and were issued pursuant to the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.

36. On or about July 8, 1999, we issued 10,000 shares of our common stock to John G. Charles, in exchange for services. Such shares were valued at $1.00 per share and were issued pursuant to the exemption from registration under
     Section  4(2)  of  the  Securities  Act  of  1933,  as  amended.

37. On or about July 27, 1999, we issued 5,000 shares of our common stock to Sherry R. Ball, in exchange for corporate video design and development services. Such shares were valued at $1.00 per share and were issued pursuant to the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.

38. On or about July 26, 1999, we issued 98,467 shares of our common stock to Amram Rothman, in exchange for purchase. Such shares were valued at $0.30467 per share and were issued pursuant to the exemption from registration under Rule 504 of Regulation D. We relied on such exemption from registration based upon the fact that issuance of these shares complied with the requirements of Regulation D and we made the required informational filing pursuant to Regulation D.

39. On or about July 29, 1999, we issued 18,577 shares of our common stock to Hiroko Yoshida, in exchange for scientific and product development services rendered to us. Such shares were valued at $1.00 per share and were issued pursuant to the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.

40. On or about August 6, 1999, we issued 9,883 shares of our common stock to Hiroko Yoshida, in exchange for scientific and product development services rendered to us. Such shares were valued at $1.00per share and were issued pursuant to the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.

41. On or about August 6, 1999, we issued 50,000 shares of our common stock to Danilo Lasic, in exchange for scientific, laboratory, and technical advice rendered to us. Such shares were valued at $1.00 per share and were issued pursuant to the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.

42. On or about September 27, 1999, we issued 200,000 shares of our common stock to Francis Pizzuli, in connection with a settlement reach in litigation. Such shares were issued pursuant to the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.

43. On or about September 27, 1999, we issued 237,079 shares of our common stock to Amram Rothman, in connection with the conversion of convertible debentures owned by Mr. Rothman. Such shares were issued pursuant to the exemption from registration under Rule 504 of Regulation D. We relied on such exemption from registration based upon the fact that issuance of these shares complied with the requirements of Regulation D and we made the required informational filing pursuant to Regulation D.

44. On or about October 4, 1999, we issued 4,000 shares of our common stock to John G. Charles, in exchange for sales and marketing services. Such shares were valued at $1.00 per share and were issued pursuant to the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.

45. On or about October 13, 1999, we issued 384,000 shares of our common stock to Amram Rothman, in debt conversion. Such shares were valued at $0.09375 per share and were issued pursuant to the exemption from registration under Rule 504 of Regulation D. We relied on such exemption from registration based upon the fact that issuance of these shares complied with the requirements of Regulation D and we made the required informational filing pursuant to Regulation D.

46. On or about October 18, 1999, we issued 100,000 shares of our common stock to Amram Rothman, in debt conversion. Such shares were valued at $0.09 per share and were issued pursuant to the exemption from registration under Rule 504 or Regulation D. We relied on such exemption from registration based upon the fact that issuance of these shares complied with the requirements of Regulation D and we made the required informational filing pursuant to Regulation D.

47. On or about October 18, 1999, we issued 70,880 shares of our common stock to Hermes Bioscience, Inc., in exchange for research and development laboratory services. Such shares were valued at $1.00 per share and were issued pursuant to the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.

48. On or about October 18, 1999, we issued 5,000 shares of our common stock to each of Dr. Charles Seidel and Dr. Alan Burns, in exchange for services. Such shares were valued at $1.00 per share and were issued pursuant to the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.

49. On or about October 28, 1999, we issued 500,000 shares of our common stock to Amram Rothman, in debt conversion. Such shares were valued at $0.08 per share and were issued pursuant to the exemption from registration under Rule 504 or Regulation D. We relied on such exemption from registration based upon the fact that issuance of these shares complied with the requirements of Regulation D and we made the required informational filing pursuant to Regulation D.

50. On or about October 28, 1999, we issued 70,880 shares of our common stock to Hermes Bioscience, Inc., in exchange for research and development laboratory services. Such shares were valued at $0.05 per share and were issued pursuant to the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.

51. On or about November 10, 1999, we issued 4,000 shares of our common stock to John Charles, in exchange for services. Such shares were valued at $1.00 per share and were issued pursuant to the exemption from registration under
     Section  4(2)  of  the  Securities  Act  of  1933,  as  amended.

52. On or about December 8, 1999, we issued 1,000,000 shares of our common stock to Southwest Securities, Inc., in exchange for services. Such shares were valued at $0.46 per share and were issued pursuant to the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.

53. On or about December 20, 1999, we issued 1,250,000 shares of our common stock to Dr. David Summers, our Chairman and Chief Executive Officer, in debt conversion. Such shares were valued at $0.12 per share and were issued pursuant to the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.

54. On or about December 20, 1999, we issued 600,000 shares of our common stock to Gary Ball, in lieu of payment of salary. Such shares were valued at $0.10 per share and were issued pursuant to the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.

55. On or about December 20, 1999, we issued 50,000 shares of our common stock to Dwight Cantrell, in exchange for financial services. Such shares were valued at $0.50 per share and were issued pursuant to the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.

56. On or about December 20, 1999, we issued 50,000 shares of our common stock to Roman Claudio, in exchange for legal services. Such shares were valued at $0.50 per share and were issued pursuant to the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.

57. On or about January 19, 2000, we issued 200,325 shares of our common stock to Nick Nichols, in exchange for legal and patent services. Such shares were valued at $0.10 per share and were issued pursuant to the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.

58. On or about February 2, 2000, we issued 24,000 shares of our common stock to Barbara Richardson, in lieu of payment of salary and bonuses. Such shares were valued at $0.01 per share and were issued pursuant to the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.

59. On or about February 2, 2000, we issued 50,000 shares of our common stock to Collaborative, Inc., in exchange for research and development services. Such shares were valued at $0.20 per share and were issued pursuant to the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.

60. On or about February 2, 2000, we issued 25,000 shares of our common stock to Janet Greeson, in exchange for consulting services. Such shares were valued at $0.40 per share and were issued pursuant to the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.

61. On or about February 2, 2000, we issued 10,000 shares of our common stock to Dr. Representacoes Ltd., in exchange for legal and consulting services. Such shares were valued at $0.50 per share and were issued pursuant to the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.

62. On or about February 2, 2000, we issued 10,000 shares of our common stock to William Lamar, in exchange for services. Such shares were valued at $0.40 per share and were issued pursuant to the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.

63. On or about February 9, 2000, we issued 10,000 shares of our common stock to each of Richard Smalling and Michel Henry, in exchange for research and development consulting services. Such shares were valued at $0.10 per share and were issued pursuant to the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.

64. On or about February 18, 2000, we issued 1,820 shares of our common stock to James Regan, in exchange for consulting services. Such shares were valued at $1.00 per share and were issued pursuant to the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.

65. On or about February 18, 2000, we issued 33,933 shares of our common stock to Hiroko Yoshida, in exchange for scientific and product development services rendered to us. Such shares were valued at $1.00 per share and were issued pursuant to the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.

66. On or about February 18, 2000, we issued 136,173 shares of our common stock to Board of Trustees of Leland and 13,457 shares of our common stock to each of John Cooke, Christopher Heeschen, Phillip Tsao, and James Jang, in exchange for scientific and product development services rendered to us. Such shares were valued at $1.00 per share and were issued pursuant to the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.

67. On or about February 19, 2000, we issued 300,000 shares of our common stock to Geotermica, Ltd., in debt conversion. Such shares were valued at $0.50 per share and were issued pursuant to the exemption from registration under
     Section  4(2)  of  the  Securities  Act  of  1933,  as  amended.

68. On or about March 2, 2000, we issued 14,000 shares of our common stock to Barbara Richardson, in lieu of payment of salary. Such shares were valued at $4.80 per share and were issued pursuant to the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.

69. On or about March 2, 2000, we issued 50,000 shares of our common stock to John Charles and 25,000 shares of our common stock to Roy Robertson, in exchange for consulting services. Mr. Charles' shares were valued at $0.30 per share and Mr. Robertson's shares were valued at $7.25 per share. These shares were issued pursuant to the exemption from registration under
     Section  4(2)  of  the  Securities  Act  of  1933,  as  amended.

70. On or about March 3, 2000, we issued 14,000 shares of our common stock to Barbara Richardson, in lieu of payment of salary. Such shares were valued at $7.25 per share and were issued pursuant to the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.

71. On or about March 7, 2000, we issued 1,000 shares of our common stock to each of John Sorsi Jr. and Gary Parker, in exchange for promotional services. Such shares were valued at $1.00 per share and were issued pursuant to the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.

72. On or about March 13, 2000, we issued 20,000 shares of our common stock to Curtis Wenger, Esq. and 25,000 shares of our common stock to each of Alexander Walker III, Esq. and Alexander Walker Jr., in exchange for legal services. Mr. Wenger's shares were valued at $0.35 per share, Mr. Walker and Mr. Walker Jr.'s shares were each valued at $6.00 per share. These shares were issued pursuant to the exemption from registration under
     Section  4(2)  of  the  Securities  Act  of  1933,  as  amended.

73. On or about March 13, 2000, we issued 25,000 shares of our common stock to Incubud, Inc., in exchange for promotional services. Such shares were valued at $0.25 per share and were issued pursuant to the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.

74. On or about March 13, 2000, we issued 12,000 shares of our common stock to Sichenzia, Ross & Friedman LLP, in exchange for legal services. Such shares were valued at $6.00 per share and were issued pursuant to the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.


     In addition to the foregoing, the following is a description of a recently concluded private placement of our securities:

- In May 2000, we issued an aggregate of $1,500,000 of Series A 8% Cumulative Convertible Preferred Stock in a private placement to six investors pursuant to a Subscription Agreement in which the investors originally agreed to purchase an aggregate of $4.5million of convertible preferred stock, in three (3) $1.5 million tranches. The conversion price for the convertible preferred stock shall be the lesser of (a) 85% of the average of the three lowest closing bid prices for the thirty (30) trading days immediately preceding the issue date of the convertible preferred stock, or
     (b) 70% of the average of the three (3) lowest closing bid prices for the thirty (30) days immediately preceding the conversion of the shares of convertible preferred stock. In connection with such transactions, the placement agents received cash fees of $300,000, and warrants to purchase an aggregate of approximately 333,333 shares.

- In November 2000, we issued an additional $750,000 of Series A 8% Cumulative Convertible Preferred Stock to four investors. In connection with such transactions, the placement agents received cash fees of $150,000, and warrants to purchase an aggregate of approximately 166,667 shares.

- In April 2001, we issued an additional $750,000 of Series A 8% Cumulative Convertible Preferred Stock to two investors. In connection with such transactions, the placement agents received cash fees of $75,000, and warrants to purchase an aggregate of approximately 166,667 shares.

- In August 2001, we issued a $200,000 8% Convertible Note to an accredited investor. In connection with such transaction, we also issued warrants to purchase an aggregate of approximately 100,000 shares.

- In September 2001, we issued a $200,000 8% Convertible Note to an accredited investor.

ITEM 27. INDEX TO EXHIBITS

Exhibit No.    Exhibit
----------     -------
 3.1           Articles  of  Incorporation  of  the  Company  **
 3.2           Bylaws  of  the  Company  **
 4.1           Form  of  8%  Series A Senior Subordinated Convertible Redeemable
               Debenture  **

 4.2           Form  of  8%  Series B Senior Subordinated Convertible Redeemable
               Debenture  **
 4.3           Specimen  Stock  Certificate  of  the  Company  **
 4.4           Form  of  8%  Convertible  Note
 4.5           Form  of  Warrant
 5.1           Opinion  of  Sichenzia,  Ross,  Friedman  &  Ference  LLP
10.1           Form  of  Employment  Agreement  with  Dr.  David  Summers, dated
               December  18,  1996*
10.2           Form  of  Employment Agreement with Ms. Barbara Richardson, dated
               June  1,  2000*
10.3 Form of Consulting Services Agreement with Mr. Roy Robertson, dated March 1, 2000*
10.4 Form of Subscription Agreement for Purchase of Series A 8% Cumulative Convertible Preferred Stock*
10.5 Certificate to Set Forth Designations, Voting Powers, Preferences, Limitations, Restrictions and Relative Rights of Series A 8% Cumulative Convertible Preferred Stock*
10.6           Form  of  Common  Stock  Purchase  Warrant*
10.7 Lease of Company's Facility at 15001 Walden Road, Suite 108, Montgomery, Texas 77356*
10.8 Lease of Company's Facility at 15001 Walden Road, Suites 234 and 235, Montgomery, Texas 77356*
10.9           8%  Convertible  Note  Subscription  Agreement
16.1           Letter  on  change  in  certifying  accountant  **
23.1           Consent  of  Ham,  Langston  &  Brezina,  LLP
23.2           Consent of Sichenzia, Ross, Friedman & Ference LLP (included in
               Exhibit 5.1)

* Incorporated by reference to the Registrant's Registration Statement, as amended, on Form SB-2, originally filed on June 30, 2000.

** Incorporated by reference from the Registrant's Form 10-SB, filed on December 3, 1999.



ITEM  28.  UNDERTAKINGS

The  undersigned  Registrant  hereby  undertakes:

(1) To file a post-effective amendment to this Registration Statement during any period in which offers or sales are being made:

     (i) to include any Prospectus required by Section 10(a)(3) of the Securities Act;

     (ii) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) ((S)230.424(b) of this Chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

    (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement of any material change to such information in the Registration Statement.


(2) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

(3) To provide to the Underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

(4) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That, insofar as indemnification for liabilities arising from the Securities Act may be permitted to Directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(6) That, for purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or Rule 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                                   SIGNATURES

         Pursuant to the requirements of the Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirement for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the State of Texas, on November 14, 2001.


        Signature                        Title                   Date
        ---------                        -----                   ----

/s/David P. Summers           Chief Executive Officer and  November 14, 2001
___________________________   Chairman
David P. Summers


/s/Barbara J. Richardson      Secretary and Director       November 14, 2001
____________________________
Barbara J. Richardson


/s/M. Dwight Cantrell         Chief Financial Officer,     November 14, 2001
____________________________  Treasurer and Director
M. Dwight Cantrell


/s/Gary R. Ball               Director                     November 14, 2001
____________________________
Gary R. Ball


/s/Claudio R. Roman           Director                     November 14, 2001
____________________________
Claudio R. Roman